UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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Zynga Inc.

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2019

STOCKHOLDERS
PROXY

Notice of Annual Meeting of Stockholders & Proxy Statement

May 7, 2019 at 2:30 pm • 699 8th Street • San Francisco, CA • 94103

Zynga	2019 Proxy Statement	1

Notice of 2019 Annual Meeting of Stockholders

We are pleased to invite you to join our Board of Directors and senior leadership at Zynga’s 2019 Annual Meeting of Stockholders (the “Annual Meeting”). We look forward to seeing you at the meeting.

Date	Time	Place
May 7, 2019	2:30 p.m. Pacific Time	Zynga Headquarters 699 8th Street San Francisco, CA 94103

Items of Business
1. Elect as directors the eight (8) nominees named in the attached proxy statement.
2. Approve, on an advisory basis, the compensation of our executive officers.
3. Ratify the appointment of Ernst & Young (“Ernst & Young”) as Zynga’s independent registered public accounting firm for 2019.
4. Conduct any other business properly brought before the Annual Meeting.

Record Date

Holders of our Class A common stock as of the close of business on March 18, 2019 will be entitled to notice of, and to vote at, the Annual Meeting.

Proof of share ownership as of the record date will be required to attend the Annual Meeting.

By Order of the Board of Directors, Phuong Y. Phillips Chief Legal Officer and Secretary San Francisco, California March 28, 2019

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to Be Held on May 7, 2019: The proxy statement and Zynga’s Annual Report on Form 10-K for 2018 are available electronically at https://investor.zynga.com/financial-information/annual-reports.

We are making the proxy statement and the form of proxy first available on or about March 28, 2019.

Make your vote count. Your vote is very important. Whether or not you plan to attend the Annual Meeting in person, please promptly vote over the Internet or by signing, dating and returning your proxy card or voting instruction form so that your shares will be represented at the Annual Meeting. Submitting your proxy now will not prevent you from voting your shares at the Annual Meeting, as your proxy is revocable at your option.

Please note that if your shares are held by a broker and you wish to vote at the Annual Meeting, you must obtain a “legal proxy” issued in your name from your broker.

Zynga	2019 Proxy Statement	2

2019 Proxy Statement

General Information

This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors (the “Board”) of Zynga Inc. (“Zynga,” the “Company,” or “we”), for use at the 2019 Annual Meeting of Stockholders or any postponement, adjournment, or other delay thereof (the “Annual Meeting”).

The Annual Meeting will be held at 2:30 p.m., Pacific Time, on May 7, 2019 at Zynga’s headquarters located at 699 8th Street, San Francisco, CA 94103.

Only stockholders of record as of the close of business on March 18, 2019, the record date, are entitled to notice of, and to vote at, the Annual Meeting or at any adjournments or postponements of the Annual Meeting. We are making the proxy statement and the form of proxy first available on or about March 28, 2019.

Questions and Answers About These Proxy Materials and Voting

The information provided in the “question and answer” format below is for your convenience only and is merely a summary of the information contained in this proxy statement. You should read this entire proxy statement carefully. Information contained on, or that can be accessed through, our website is not intended to be incorporated by reference into this proxy statement.

Why did I receive a notice regarding the availability of proxy materials on the Internet instead of a full set of proxy materials?

Pursuant to rules adopted by the Securities and Exchange Commission (the “SEC”), we have elected to provide access to our proxy materials over the Internet. Accordingly, we are sending a Notice of Internet Availability of Proxy Materials (the “Notice”) to our stockholders. All stockholders will have the ability to access the proxy materials on the website referred to in the Notice and to request to receive a printed set of the proxy materials. Instructions on how to access the proxy materials over the Internet or to request a printed copy are found in the Notice. We encourage stockholders to take advantage of the availability of our proxy materials on the Internet to help reduce the environmental impact of the Annual Meeting.

Will I receive any other proxy materials by mail?

No, we will not be sending any additional proxy materials by mail unless you request such materials.

How can I access the proxy materials over the Internet?

The Notice and proxy card or voting instruction card will contain instructions on how to view the proxy materials on the Internet, vote your shares on the Internet, and request electronic delivery of future proxy materials. An electronic copy of this proxy statement and the Annual Report on Form 10-K for 2018 (the “2018 Annual Report”) are available at https://investor.zynga.com/financial-information/annual-reports.

How do I attend the Annual Meeting?

The Annual Meeting will be held on May 7, 2019 at 2:30 p.m., Pacific Time, at Zynga’s headquarters, located at 699 8th Street, San Francisco, CA 94103. Directions to the Annual Meeting may be found at http://investor.zynga.com/events.cfm. Only stockholders as of March 18, 2019 are entitled to attend the Annual Meeting. If you are not a stockholder of record but hold shares in “street name” through a brokerage firm, bank, dealer or other similar organization, trustee, or nominee (generally referred to in this proxy statement as a “broker”) you will need to provide proof of beneficial ownership as of March 18, 2019. Please note that if you intend to vote your shares by ballot at the Annual Meeting you must request and obtain a valid “legal proxy” from your broker. You should also be prepared to present a valid, government issued photo identification for admittance. Information on how to vote in person at the Annual Meeting is discussed below.

Who can vote at the Annual Meeting?

You are entitled to vote at the Annual Meeting if you were a stockholder of record as the close of business on March 18, 2019, the record date for the Annual Meeting.

Stockholder of Record: Shares Registered in Your Name. You are a stockholder of record if your shares were registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, LLC, at the close of business on March 18, 2019. As a stockholder of record, you may vote in person by ballot at the Annual Meeting or vote by proxy. Whether or not you plan to attend the Annual Meeting, we urge you to submit a proxy to ensure your vote is counted. See page 3 for detailed instructions on how to vote your shares.

Beneficial Owner: Shares Registered in the Name of Broker. If your shares were held not in your name but rather in an account at a broker at the close of business on March 18, 2019, then you are the beneficial owner of shares held in “street name” and the Notice is being forwarded to you by your broker. The broker holding your account is considered to be the stockholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct your broker regarding how to vote the shares in your account. You are also invited to attend the Annual Meeting. However, since you are not the stockholder of record, you will need to provide proof of beneficial ownership as of March 18, 2019, such as the Notice or voting instruction form that you received from your broker, to be admitted to the Annual Meeting. You may also bring your brokerage statement reflecting your ownership of shares as of March 18, 2019. Please note that you will not be able to vote your shares by ballot at the Annual Meeting unless you request and obtain a valid proxy from your broker.

Zynga	2019 Proxy Statement	3

What am I voting on and how does the Board recommend that I vote?

Proposal	Recommendation	Reasons for Recommendation
1. Election of directors	✓ For All Nominees

The Board and the Nominating and Corporate Governance Committee believe the eight (8) nominees possess the skills, experience, and diversity to effectively monitor company performance and leadership, provide oversight and risk management, and advise management on Zynga’s long-term strategy.

2. Advisory vote to approve executive compensation	✓ For

The Board and the Compensation Committee believe that our executive compensation program was designed appropriately and is working to ensure that management’s interests are aligned with our stockholders’ interests to support long-term value creation.

3. Ratification of appointment of Ernst & Young as independent registered public accounting firm for 2019	✓ For	Based on the Audit Committee’s assessment of Ernst & Young’s qualifications and performance, we believe their retention for 2019 is in the best interests of Zynga’s stockholders.

What if another matter is properly brought before the meeting?

The Board knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the Annual Meeting, it is the intention of each person named as a proxy holder in the proxy card to vote on those matters in accordance with his or her best judgment.

How do I vote?

For each of the other matters to be voted on, including the election of the nominees to the Board, you may vote “For” or “Against” or abstain from voting. Voting procedures based on how your shares are held are described below.

Stockholder of Record: Shares Registered in Your Name. If you are a stockholder of record, you may vote in person by ballot at the Annual Meeting, vote by proxy through the Internet, or vote by proxy using a proxy card that you may request. Whether or not you plan to attend the Annual Meeting, we urge you to vote by proxy to ensure that your vote is counted. Even if you have already voted by proxy, you may still attend the Annual Meeting and vote in person by ballot.

•	To vote in person, come to the Annual Meeting and we will give you a ballot.
•

To vote online, go to www.voteproxy.com to complete an electronic proxy card. You will be asked to provide the company number and control number provided in the Notice. Your vote must be received by 11:59 p.m., Eastern Time, on May 6, 2019 to be counted.

•

To vote by proxy, if you requested a proxy card you must sign and date the proxy card and return it promptly (a reply envelope is provided for your convenience). If you return your signed and dated proxy card to us before the Annual Meeting, we will vote your shares as you direct on your proxy card.

Beneficial Owner: Shares Registered in the Name of Broker. If you are a beneficial owner of shares registered in the name of your broker, you should have received a Notice containing voting instructions from your broker rather than from us. Please follow the voting instructions in the Notice to ensure that your vote is counted. Alternatively, you may be able to vote over the Internet using instructions provided by your broker. To vote in person by ballot at the Annual Meeting, you must obtain a valid “legal proxy” from your broker. Follow the instructions included with the Notice, or contact your broker to request a voting instruction form.

Internet proxy voting will be provided to allow you to vote your shares online, with procedures designed to ensure the authenticity and correctness of your proxy vote instructions. However, please be aware that you must bear any costs associated with your Internet access, such as usage charges from Internet access providers and telephone companies.

How many votes do I have?

On each matter to be voted upon, each holder of shares of Class A common stock is entitled to one (1) vote for each share of Class A common stock held as of the record date.

What if I return a proxy card or otherwise vote but do not make specific choices?

If you return a signed and dated proxy card or otherwise vote without marking voting selections, your shares will be voted as recommended by Zynga’s Board of Directors, as described below:

Proposal	How Voted?
1. Election of directors	✓ For All Nominees
2. Advisory vote to approve executive compensation	✓ For
3. Ratification of appointment of Ernst & Young as Zynga’s independent registered public accounting firm for 2019	✓ For

If any other matter is properly presented at the Annual Meeting, Mr. Griffin or Ms. Phillips (the individuals named on your proxy card as proxy holders) will vote your shares in accordance with his or her best judgment.

Who is paying for this proxy solicitation?

We will pay for the entire cost of soliciting proxies. In addition to these proxy materials, our directors and employees may also solicit proxies in person or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies. We may also

Zynga	2019 Proxy Statement	4

reimburse brokers for the cost of forwarding proxy materials to beneficial owners.

What does it mean if I receive more than one Notice?

If you receive more than one Notice, your shares may be registered in more than one name or in different accounts. Please follow the voting instructions on each Notice to ensure that all of your shares are voted.

Can I change my vote after submitting my proxy?

Yes. You can revoke your proxy at any time before the vote at the Annual Meeting. If you are the record holder of your shares, you may revoke your proxy before the final vote in any one of the following ways:

•	You may submit another properly signed proxy card with a later date.
•	You may grant a subsequent proxy through the Internet.
•	You may send a timely written notice that you are revoking your proxy to:

Office of the Corporate Secretary
c/o Legal Department
Zynga Inc.
699 8th Street
San Francisco, CA 94103

•	You may attend the Annual Meeting and vote in person by ballot. Simply attending the Annual Meeting will not, by itself, revoke your proxy.

Your most current proxy card or Internet proxy is the one that is counted.

Note that if your shares are held by your broker, you should follow the instructions provided by your broker.

When are stockholder proposals for next year’s annual meeting due?

If the proposal is to be included in the 2020 Proxy Statement	If the Proposal is not to be Included in the 2020 Proxy Statement but Still Considered at the 2020 Annual Meeting
November 29, 2019	No earlier than January 8, 2020 and no later than February 7, 2020

Proposals must be received in writing at:

Office of the Corporate Secretary | c/o Legal Department
Zynga Inc. | 699 8th Street | San Francisco, CA 94103

We advise you to review our bylaws, which contain these and other requirements with respect to advance notice of stockholder proposals and director nominations, including certain information that must be included concerning the proposals and nominees. Our current bylaws were filed with the SEC as exhibit 3.2 to the Annual Report on Form 10-K, filed by Zynga on February 28, 2019, and can be viewed by visiting our investor relations website at https://investor.zynga.com/corporate-governance. You may also obtain a copy by writing to:

Office of the Corporate Secretary | c/o Legal Department
Zynga Inc. | 699 8th Street | San Francisco, CA 94103

Stockholder proposals not submitted pursuant to our bylaws must otherwise comply with the requirements of Rule 14a-8 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and with SEC regulations under Rule 14a-8 regarding the inclusion of stockholder proposals in Zynga-sponsored proxy materials.

How are votes counted?

Votes will be counted by the inspector of elections appointed for the Annual Meeting. In the election of our directors, our majority voting standard provides that only votes “For” and “Against”; will be counted. On all other matters, votes “For” and “Against,” abstentions and, if applicable, broker non-votes will be counted. Abstentions count as votes “Against” a proposal for purposes of determining whether a proposal has passed. Broker non-votes have no effect and will not be counted towards the vote total for any proposal.

What are “broker non-votes”?

If you hold shares beneficially in “street name” and do not provide your broker with voting instructions, your shares may constitute “broker non-votes.” Broker non-votes occur on a matter when a broker is not permitted to vote on that matter without instructions from the beneficial owner and instructions are not given. Matters on which a broker is not permitted to vote without instructions from the beneficial owner are referred to as “non-routine” matters. Broker non-votes are counted for purposes of determining whether a quorum exists for the transaction of business at the Annual Meeting.

As a beneficial owner, in order to ensure your shares are voted in the way that you would like, you must provide voting instructions to your broker by the deadline provided in the materials you receive from your broker. If you do not provide voting instructions to your broker, your broker will only have discretion to vote your shares on "routine" matters.

“Non-Routine” Matters	“Routine” Matters
1. Election of our directors (Proposal 1)	3. Ratification of the appointment of Ernst & Young as our independent registered public accounting firm for 2019 (Proposal 3)
2. The vote to approve, on an advisory basis, on the compensation of our named executive officers (Proposal 2)
Zynga	2019 Proxy Statement	5

If you hold your shares in “street name” through a broker, it is critical that you cast your vote if you want it to count in the election of our directors (Proposal 1) and the advisory vote on compensation of our named executive officers (Proposal 2). If you hold your shares in “street name” and you do not instruct your broker how to vote in the election of our directors or the advisory vote on compensation of our named executive officers, no votes will be cast on your behalf.

How many votes are needed to approve each proposal?

Proposal	Votes Needed	Broker Non-Votes	Abstentions
1. Election of directors	For each director nominee, the number of votes cast “For” that director nominee must exceed the number of votes cast “Against” that director nominee.	No effect	No effect
2. Advisory vote to approve executive compensation	“For” votes representing a majority of the voting power of the shares either present in person or represented by proxy and entitled to vote on the matter.	No effect	Count as votes “Against”
3. Ratification of appointment of Ernst & Young as independent registered public accounting firm for 2019	“For” votes representing a majority of the voting power of the shares either present in person or represented by proxy and entitled to vote on the matter.	No effect	Count as votes “Against”

What is the quorum requirement?

A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if stockholders holding at least a majority of the voting power of the shares of Class A common stock entitled to vote are present at the Annual Meeting in person or represented by proxy. On the record date, there were 927,930,092 shares of Class A common stock (with one vote per share) outstanding and entitled to vote. As such, the holders of at least 463,965,047 shares must be present in person or represented by proxy at the Annual Meeting to constitute a quorum.

Your shares will be counted toward the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker) or if you vote in person by ballot at the Annual Meeting. Abstentions and broker non-votes will be counted toward the quorum requirement. If there is no quorum, the chair of the Board or the holders of a majority of the voting power of the shares present at the Annual Meeting in person or represented by proxy may adjourn the Annual Meeting to another date. If you return your proxy card or otherwise vote but do not make specific voting choices, your shares will be counted toward the quorum.

How can I find out the results of the voting at the Annual Meeting?

Preliminary voting results may be announced at the Annual Meeting. Final voting results will be published in a Current Report on Form 8‑K that we expect to file within four business days after the Annual Meeting. If final voting results are not available to us in time to file a Current Report on Form 8-K within four business days after the Annual Meeting, we intend to file a Current Report on Form 8‑K to publish preliminary results and, within four business days after the final results are known to us, file an amendment to our Current Report on Form 8‑K to publish the final results.

What if my question isn’t listed here?

If you question wasn’t listed here, please contact our investor relations department as follows:

Investor Relations Department Zynga Inc. 699 8th Street San Francisco, CA 94103	https://investor.zynga.com/contact-us-form or investors@zynga.com	(855) 449-9642 ext. 2
Zynga	2019 Proxy Statement	6

Proposal 1 — Election of Directors

THE BOARD RECOMMENDS A VOTE “FOR”
THE ELECTION OF EACH NOMINEE

The Board currently has eight (8) members:

•	Mark Pincus
•	Frank Gibeau
•	Dr. Regina E. Dugan
•	William “Bing” Gordon
•	Louis J. Lavigne, Jr.
•	Carol G. Mills
•	Janice M. Roberts
•	Ellen F. Siminoff

On February 26, 2019, the Board nominated each of the current directors for reelection. Each nominee has agreed to being named as a nominee in this proxy statement and to serve as a director if elected. Zynga’s management has no reason to believe that any nominee will be unable to serve. Each elected director will hold office until the 2020 annual meeting of stockholders and until his or her successor is elected, or, if sooner, until his or her death, resignation, or removal. If any nominee becomes unavailable for election as a result of an unexpected occurrence or for “good cause” will not serve, your shares may be voted for the election of a substitute nominee proposed by us. The proxies being solicited will be voted for no more than eight (8) nominees at the Annual Meeting.

In February 2019, we adopted a majority voting policy. Pursuant to this policy, a nominee in an uncontested election of directors must receive a majority of votes cast (that is, more “For” than “Against” votes) in order to be elected to the Board. If an incumbent director fails to receive the required vote for election in an uncontested election, then such director will, promptly following certification of the stockholder vote, offer his or her resignation to the Board for consideration. If determined to be appropriate, the Board will accept that resignation. The Annual Meeting is considered an uncontested election, and our majority voting policy will be applicable. For additional information on our majority voting policy, see the section of this proxy statement titled “Proposal 1—Election of Directors—Majority Voting in Director Elections.”

Nominees

The following pages contain a brief biography of each nominee and a discussion of the relevant experiences, qualifications, attributes, or skills of each nominee that led the Nominating and Corporate Governance Committee and the Board to recommend that person as a nominee for director. All of our nominees have significant high-level managerial experience in complex organizations, a depth of experience and demonstrated excellence in his or her professional field(s), and personal values and judgment appropriate for serving as fiduciaries for our stockholders. We believe all of our nominees for director are individuals of high character and integrity, are able to work well with others, and have sufficient time to devote to our affairs.

The brief biographies below include information, as of the date of this proxy statement, regarding the specific and particular experience, qualifications, attributes, or skills of each director or director nominee that led the Board and the Nominating and Corporate Governance Committee to believe that that nominee should continue to serve on the Board. However, each of the members of the Board and the Nominating and Corporate Governance Committee may have a variety of reasons why he or she believes a particular person would be an appropriate nominee for the Board, and these views may differ from the views of other members.

Mark Pincus

Director since: 2007 Age: 53

Mark Pincus is our founder and Non-Executive Chairman of the Board. He served as Chairman from April 2007 to March 2016, and served as our Executive Chairman from March 2016 to May 2018. He previously served as our Chief Executive Officer from April 2007 to July 2013 and from April 2015 to March 2016, and as our Chief Product Officer from April 2007 to April 2014. In 2014, he founded superlabs, a San Francisco-based product lab focused on developing products that connect and empower people, which was acquired by Zynga in 2015. From 2003 to 2007, Mr. Pincus served as Chief Executive Officer and Chairman of Tribe.net, a company he launched and one of the first social networks in the industry. From 1997 to 2000, he served as Chairman of Support.com, Inc. (NASDAQ: SPRT), a help desk automation software company he founded, and he served as its Chief Executive Officer and President from December 1997 to July 1999. From 1996 to 1997, he served as Chief Executive Officer of FreeLoader, Inc., a web-based news company he co-founded.

Mr. Pincus also made founding investments in Napster, Twitter (NYSE: TWTR), and Facebook (NASDAQ: FB).

Mr. Pincus graduated summa cum laude from the University of Pennsylvania’s Wharton School of Business and earned an MBA from Harvard Business School. He is an angel investor in multiple Silicon Valley startups and regularly gives lectures to aspiring entrepreneurs.

Qualifications

Mr. Pincus was selected to serve on the Board because of his unique perspective and experience as our founder and Chairman, and for his prior leadership of our company, including as our former Chief Executive Officer and Chief Product Officer, in which he oversaw Zynga during periods of significant international expansion (both organically and via acquisitions). Mr. Pincus also has extensive experience in the technology sector, specifically the social media and Internet industries, and as an accomplished entrepreneur and investor in identifying, fostering and scaling new products, technologies and consumer trends.

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Frank Gibeau

Director since: 2015 Age: 50

Frank Gibeau has served as our Chief Executive Officer since March 2016 and as a member of our Board of Directors since August 2015. He is a mobile, PC and console gaming industry veteran, with over 25 years of experience in interactive entertainment.

Mr. Gibeau spent more than two decades at Electronic Arts Inc., where he held a number of influential business and product leadership roles. Most recently, he served as the Executive Vice President of EA Mobile from October 2013 to May 2015, where he led strategy, product development and publishing for the company's fast-growing mobile games business. In that role, Mr. Gibeau managed EA's portfolio of popular mobile franchises including The Simpsons: Tapped Out, Plants vs. Zombies, Real Racing, Bejeweled, Star Wars, Minions, SimCity, EA SPORTS and The Sims. In addition, Mr. Gibeau spearheaded the creation of new mobile IP and platform technology, as well as EA's Chillingo publishing operation.

Prior to leading EA's mobile business, Mr. Gibeau was President of EA Labels from 2011 to 2013, where he oversaw IP development, worldwide product management and marketing for major console and PC properties including Battlefield, FIFA, Madden NFL, Need for Speed, SimCity, Star Wars: The Old Republic, Mass Effect, Dragon Age and The Sims. He also spent four years as the President of the EA Games Label, leading a successful business turnaround that resulted in increased product quality, on-time game delivery and dramatically reduced costs. Before that, Mr. Gibeau acted as EA's Executive Vice President and General Manager of The Americas, where he was directly responsible for a publishing operation that accounted for more than $1.5 billion of EA's annual revenue. While at EA, Mr. Gibeau also served as Executive Producer of the major motion picture "Need For Speed," which was released in 2014.

Mr. Gibeau is currently Chairman of the Corporate Advisory Board for the Marshall School of Business at the University of Southern California. Mr. Gibeau previously served on the Board of Directors for Cooliris, a mobile content and communication technology company, and Graphiq, a data visualization company.

Mr. Gibeau received a Bachelor of Science in Business Administration from the University of Southern California and a Masters of Business Administration from Santa Clara University.

Qualifications

Mr. Gibeau was selected to serve on the Board due to his extensive leadership, knowledge and experience with the mobile, PC and console gaming industries. In addition, as our Chief Executive Officer, Mr. Gibeau has personally overseen the hiring our current senior management team, has a deep perspective on our operations, and provides key insight and advice in the Board’s consideration and oversight of corporate strategy and management development.

Dr. Regina E. Dugan

Director since: 2014 Age: 56 Current Committees: Nominating and Corporate Governance (Chair) Independent

Dr. Regina E. Dugan served most recently as the Vice President of Engineering at Facebook from May 2016 until January 2018. In this position, she led Facebook’s “Building 8”, the company's breakthrough consumer electronic product shipping, development, and R&D organization. Dr. Dugan also currently serves on the board of directors of Varian Medical Systems, Inc. (NYSE: VAR), a manufacturer of medical devices and software for treating cancer and other medical conditions with radiotherapy, radiosurgery, and brachytherapy. Prior to joining Facebook, Dr. Dugan served as VP of Engineering, Advanced Technology and Projects at Google Inc. (NASDAQ: GOOG, GOOGL) from March 2012 until May 2016; including two years as Senior Vice President of Advanced Technology and Projects at Google’s Motorola Mobility division, a telecommunications equipment company, from March 2012 to February 2014; and director of the Defense Advanced Research Projects Agency, the principal agency within the U.S. Department of Defense for research, development and demonstration of high-risk, high-payoff capability for National Security, from July 2009 to March 2012. Dr. Dugan has also held several executive positions, including co-founder, President, and CEO at RedXDefense LLC, a security solutions company, from 2005 to 2009, and co-founder, President, and CEO at Dugan Ventures, an investment firm where she continues to serve as a non-voting partner.

Dr. Dugan is an inventor or co-inventor on several patents and holds a Ph.D. in Mechanical Engineering from the California Institute of Technology. She was named a Caltech Distinguished Alumni (one of 256 historical honorees) and has been inducted into the Virginia Tech Academy of Engineering Excellence.

Qualifications

Dr. Dugan was selected to serve on the Board for her leadership in innovation and technology development and her demonstrated track record of inspiring teams to reevaluate and reimagine technologies and processes. Dr. Dugan brings a depth of perspective on important issues such as cybersecurity, privacy, operating principles and governance matters. Dr. Dugan’s professional experience contributes to the overall perspective and dialogue among our Board.

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William “Bing” Gordon

Director since: 2008 Age: 69

Bing Gordon has been a partner at Kleiner Perkins Caufield & Byers, a venture capital firm, since June 2008. Mr. Gordon co-founded Electronic Arts Inc. and served as its Executive Vice President and Chief Creative Officer from March 1998 to May 2008. Mr. Gordon serves on the boards of directors of N3twork, a media sharing company; Airtime Media Inc., a messaging company; Zazzle Inc., a web-based custom products company; and Linden Research, Inc. (or Linden Lab), a virtual worlds company. Mr. Gordon is a special advisor to the board of directors of Amazon.com, Inc. (NASDAQ: AMZN), an internet retail company, and previously a member of its board from 2003 until January 2018. Additionally, Mr. Gordon serves as a consultant to Niantic, Inc., a software development company specializing in real-world mobiles games; Uptake Technologies, Inc., an industrial artificial intelligence software company; and Descript, Inc., a developer of audio and video editing and transcription software. He was also a founding director at ngmoco, LLC (acquired by DeNA Co. Ltd. in 2010) and Audible, Inc. (acquired by Amazon.com, Inc. in 2008). Mr. Gordon was awarded the Academy of Interactive Arts & Sciences’ Lifetime Achievement Award in 2011 and held the game industry’s first endowed chair in game design at the University of Southern California School of Cinematic Arts.

Mr. Gordon earned an M.B.A. from the Stanford Graduate School of Business and a B.A. from Yale University.

Qualifications

Mr. Gordon was selected to serve on the Board due to his extensive leadership and entrepreneurial experience as a senior executive of EA, a company he co-founded and through which he gained experience with emerging technologies and consumer-focused product development and marketing issues, as well as his experience as a venture capitalist investing in and guiding technology companies. As a special consultant to Zynga, Mr. Gordon also possesses and contributes in-depth knowledge and understanding of our studio operations and game development efforts.

Louis J. Lavigne, Jr.

Director since: 2015 Age: 70 Current Committees: Audit (Chair), Compensation Independent Lead Independent Director

Louis J. Lavigne, Jr. has been a Managing Director of Lavrite, LLC, a management consulting firm specializing in the areas of corporate finance, accounting, growth strategy and management, since 2005. Mr. Lavigne has served on the boards of directors of several public and private companies and institutions. Mr. Lavigne served in various executive capacities with Genentech, Inc. (NYSE: DNA), a biotech company, for over 20 years, including, Chief Financial Officer from 1988 to 2005, Executive Vice President from 1997 to 2005; Senior Vice President from 1994 to 1997; Vice President from 1986 to 1994; and Controller from 1983 to 1986. Mr. Lavigne was named the Best CFO in Biotech in 2005 in the Institutional Investor Survey, and in June 2006, he received the Bay Area CFO of the Year-Hall of Fame Lifetime Achievement Award. He has served as a member of the board of directors of Assertio Therapeutics, Inc. (NASDAQ: ASRT), a specialty pharmaceutical company, since July 2013, and also serves as the chair of the compensation committee and member of the audit committee; a director, chair of the audit committee, and member of the compensation committee, of DocuSign Inc., a private eSignature transaction management company, since July 2013; a director and chairman of the board of directors and chairperson of the compensation committee of Accuray Incorporated (NASDAQ: ARAY), a radiation oncology company, since September 2009. He has also served as a member of the board of directors of Rodan + Fields, LLC since June 2015, as a member of the board of directors and chairman of the audit committee of Puppet Inc. since December 2015, and as a director, lead director and chairman of the audit committee of Alector, Inc. (NASDAQ: ALEC), an immunology company, since October 2018. Within the last five years, Mr. Lavigne also served on the board of directors, the audit committee, and the science and technology committee, of Allergan, Inc. (NYSE: AGN), a technology-driven, global health care company that provides specialty pharmaceutical products worldwide, from 2005 until its acquisition by Actavis plc in 2015; as a director and chair of the audit committee of SafeNet, Inc., a private information security company, from 2010 until its acquisition by Gemalto NV in 2015; as a director and chair of the audit committee of NovoCure, Limited (NASDAQ:NVCR, a commercial stage oncology company from 2013 to October 2018; and BMC Software, Inc. (NASDAQ: BMC), an enterprise systems software vendor, from 2004 to 2007 and from 2008 to 2013, when it was acquired by a private investor group. Mr. Lavigne serves as a board member and former chairman of the UCSF Benioff Children’s Hospitals and the UCSF Children’s Hospitals Foundation where he is also a member of the audit and finance committees.

Mr. Lavigne holds a B.S. in Finance from Babson College and an M.B.A. from Temple University.

Qualifications

Mr. Lavigne was selected to serve on the Board due to his extensive experience in business operations and management, strategy, finance, accounting and public company governance through his experience as a chief financial officer of a large, complex publicly-traded company and his extensive board leadership positions with a number of public company boards, audit committees and other organizations.

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Carol G. Mills

Director since: 2017 Age: 65 Current Committees: Audit, Compensation, Special Litigation Independent

Carol G. Mills has served as an independent consultant since February 2006, and has served as the chair of the board of directors of Xactly Corporation (NYSE: XTLY) since February 2010 and as a nonexecutive director of RELX Group (NYSE: RELX) since April 2016. Ms. Mills has been a member of the board of directors of numerous public companies including: Alaska Communications Systems Group, Inc. (NASDAQ: ALSK), a provider of broadband solutions, from 2013 to 2015; Ingram Micro Inc. (NYSE: IM), an electronics company and information technology distributor, from 2014 to 2016; Adobe Systems Incorporated (NASDAQ: ADBE) from 1998 to 2011; Blue Coat Systems, Inc. from 2009 to 2012; and Tekelec from 2007 to 2012. Prior to commencing her career advising other companies, she spent more than 30 years in top level operating positions at Hewlett-Packard, Juniper Networks, and Acta Technology.

Ms. Mills holds a B.A. in Economics from Smith College and an M.B.A. from Harvard University.

Qualifications

Ms. Mills was selected to serve on our Board due to her significant managerial experience as an operating executive in technology industries, and her independence and substantial background in corporate governance, operations, and finance gained from serving on the boards of directors of several public companies.

Janice M. Roberts

Director since: 2017 Age: 63 Current Committees: Compensation (Chair), Nominating and Corporate Governance, Special Litigation Independent

Janice M. Roberts is an experienced global technology executive and venture capitalist based in Silicon Valley, where her board experience spans public, private, and nonprofit organizations. She has served on the boards of NETGEAR, Inc., a computer networking company, since February 2019, Zebra Technologies, Inc. (NASDAQ: ZBRA), a leader in the automatic identification and data capture (“AIDC”) market, since September 2013, and RealNetworks, Inc. (NASDAQ: RNWK), a digital media company, since August 2010, and was most recently a director of ARM Holdings Plc until its acquisition by the SoftBank Group in 2016. Ms. Roberts has served as a Partner at Benhamou Global Ventures from 2014, where she invests in early stage enterprise and “cross-border” companies, and holds advisory and board positions with portfolio companies. From 2000 to 2013, Ms. Roberts served as Managing Director of Mayfield Fund, a venture capital firm, where she continued as a venture advisor until 2014, investing in wireless, mobile, enterprise and consumer technology companies. From 1992 to 2000, Ms. Roberts held various executive positions with 3Com Corporation (which was later acquired by Hewlett Packard), including Senior Vice President of Global Marketing and Business Development, President of 3Com Ventures, and President of the Palm Computing Business Unit. Ms. Roberts is Co-Chair of GBx Global.org, a curated network of British entrepreneurs and senior technology executives in Silicon Valley, supporting cross-border initiatives and emerging companies. She also serves on the advisory board of Illuminate Ventures and was a Board Director and President of the Ronald McDonald House at Stanford University from 2011 to 2017.

Ms. Roberts holds a Bachelor of Commerce degree (with honors) from the University of Birmingham in the U.K.

Qualifications

Ms. Roberts was selected to serve on the Board due to her extensive executive-level experience with technology companies, including companies focused on mobile and wireless communications technologies, as well as her independence and professional experience as an investor and director of public and private companies.

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Ellen F. Siminoff

Director since: 2012 Age: 51 Current Committees: Audit, Nominating and Corporate Governance Independent

Ellen F. Siminoff serves on the Board of Directors of Shmoop University, Inc., an educational publishing company, and previously served as its President and CEO from 2007 to February 2019. Ms. Siminoff also serves as a member of the Advisory Council of the Stanford Graduate School of Business. From February 2004 to February 2008, Ms. Siminoff served as the President and Chief Executive Officer of Efficient Frontier, Inc., a provider of paid search engine marketing solutions, and she served as chairman of its board of directors from February 2008 to September 2009. Prior to that, from 1996 to 2002, Ms. Siminoff served in various leadership capacities at Yahoo! Inc. (NASDAQ: YHOO), an internet company, including as Senior Vice President of Entertainment and Small Business, Senior Vice President of Corporate Development, and Vice President, Business Development and Planning. Ms. Siminoff also served on the board of directors of SolarWinds, Inc. until it was taken private in 2016, and served on the boards of directors of Glu Mobile Inc. (NASDAQ: GLUU) from June 2008 through June 2011, Journal Communications, Inc. (NYSE: JRN) from 2007 through May 2013, and US Auto Parts Network, Inc. (NASDAQ: PRTS) from 2006 through July 2013. She has also served on the boards of private companies, including Mozilla Corporation, a software company.

Ms. Siminoff holds an M.B.A. from the Stanford Graduate School of Business and an A.B. degree in Economics from Princeton University.

Qualifications

Ms. Siminoff was selected to serve on the Board due to her breadth of professional experiences in emerging growth and technology companies, her backgrounds in marketing and advertising, her knowledge of consumer trends and expertise in corporate and business development, her governance experience as a director of several public companies, and her success in a variety of industries.

Board of Directors

Role of the Board

The Board is elected by Zynga’s stockholders to oversee their interests in the long-term health and overall success of Zynga’s business and financial strength. The Board serves as the ultimate decision-making body of Zynga, except for those matters reserved to, or shared with, the stockholders. The Board plays a critical role in the strategic planning process and regularly discusses strategy throughout the year. The Board selects and oversees the members of senior management, who are charged by the Board with conducting Zynga’s business and affairs.

Board Composition

The Board is currently comprised of eight (8) members. The current members of the Board are Mr. Pincus, Mr. Gibeau, Dr. Dugan, Mr. Gordon, Mr. Lavigne, Ms. Mills, Ms. Roberts and Ms. Siminoff. Each of our directors was elected to be a director for a one-year term at our 2018 annual meeting of stockholders held on April 26, 2018. There are no family relationships among any of the directors or executive officers of Zynga.

For information regarding the members of the Board, please see the discussion of their respective experiences, qualifications, attributes and skills under “Proposal 1—Election of Directors—Nominees.”

Board Leadership Structure

As part of its annual evaluation process described below, the Board reviews its leadership structure to ensure that it is designed to provide robust oversight and independent leadership and promote overall Board effectiveness. Our current Board leadership structure consists of:

Non-Executive Chairman	Lead Independent Director	Chief Executive Officer
Mark Pincus	Louis J. Lavigne, Jr.	Frank Gibeau

Non-Executive Chairman. We believe that Mr. Pincus’ extensive insights into Zynga, as its founder and former Chief Executive Officer, uniquely qualify him to lead our Board of Directors as its non-executive chairman.

Lead Independent Director. Mr. Lavigne currently serves as our lead independent director. Mr. Lavigne was appointed to this position by our Board upon the recommendation of the Nominating and Corporate Governance Committee, which is constituted by independent members of the Board. We believe that the lead independent director helps to ensure sufficient independence in its leadership and provides effective independent functioning of the Board in its oversight and governance responsibilities. The lead independent director performs such functions and duties provided in our Corporate Governance Guidelines, which are periodically reviewed and updated by the Board and the Nominating and Corporate Governance Committee, and as otherwise may be requested by the Board, including coordinating between the Board and management with regard to the determination and implementation of responses to any problematic risk management issues, calling and chairing formal closed sessions of the independent directors, and leading Board meetings in the absence of the chairman of the Board.

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Chief Executive Officer. We believe that it is important to have our chief executive officer serve on the Board due to the depth of his perspective into our operations, capabilities, and culture, and his ability to provide key insight and advice in the Board’s consideration and oversight of corporate strategy and management development.

Committee Chairs. Each of the Audit Committee, Compensation Committee, and Nominating and Corporate Governance Committee is led by an independent chair. These committees play a critical role in our governance and strategy, and each committee has access to management and the authority to retain independent advisors as it deems appropriate.

Audit Committee Chair	Compensation Committee Chair	Nominating and Corporate Governance Committee Chair
Louis J. Lavigne, Jr.	Janice M. Roberts	Dr. Regina E. Dugan

Director Independence

As required by the listing requirements and rules of the Nasdaq Stock Market LLC (“NASDAQ”), a majority of the members of the Board must qualify as “independent,” as affirmatively determined by the Board. The Board annually reviews all relevant business relationships that any director or director nominee may have with Zynga, its affiliates, and other companies. The Board also considers significant non-business relationships disclosed to Zynga. As a result of its annual review and based upon information requested from and provided by each director and director nominee concerning his or her background, employment and affiliations, including family and other relationships, the Board has affirmatively determined in 2019 that five (5) of our eight (8) nominees do not have any relationships that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of these directors is “independent” as that term is defined under the applicable the rules of the SEC and the listing standards of NASDAQ and any other applicable laws or regulations. The five independent directors are Dr. Dugan, Mr. Lavigne, Ms. Mills, Ms. Roberts, and Ms. Siminoff.

In making these determinations, the Board considered the current and prior relationships that each non-employee director and director nominee, or any of his or her family members, has with Zynga, our senior management and our independent auditors, and all other facts and circumstances deemed relevant in determining their independence, including the following:

•	Dr. Dugan’s prior roles with Google and Facebook, important commercial partners of Zynga.
•	Mr. Gordon’s roles with Amazon, an important commercial partner of Zynga, and Niantic, Inc., a mobile-gaming company.
•	The previous co-ownership by Ms. Siminoff, her spouse and Mr. Pincus of a small private airplane, which was not used for Zynga travel and was sold in 2015.
•	Any other relationships described under the heading “Transactions with Related Persons—Related Persons Transactions During the Year.”

Consideration of Director Nominees

Director Selection Process and Qualifications

Candidates for director positions are reviewed in the context of the current composition of the Board, our strategic and operating requirements and the long-term interests of stockholders. In conducting this assessment, the Nominating and Corporate Governance Committee considers a candidate’s experience, skills, diversity, age, and such other factors as it deems appropriate given the current needs of the Board and Zynga to maintain a balance of knowledge, experience, and capability. While our Corporate Governance Guidelines do not prescribe specific diversity standards, the Nominating and Corporate Governance Committee considers diversity in the context of the Board as a whole and takes into account the personal characteristics, experience, and skills of current and prospective directors to ensure that a broad range of perspectives are represented on the Board. In the case of incumbent directors, the Nominating and Corporate Governance Committee reviews such directors’ overall service to Zynga during their term, including the number of meetings attended, level of participation, quality of performance, and any other relationships and transactions that might impair such directors’ independence. The Nominating and Corporate Governance Committee also determines whether the nominee can be considered independent by the Board for purposes of meeting the NASDAQ listing standards.

The Nominating and Corporate Governance Committee utilizes a variety of methods for identifying and evaluating nominees for director. The Nominating and Corporate Governance Committee periodically assesses the appropriate size of the Board, and whether any vacancies on the Board are expected due to retirement or otherwise. If vacancies are anticipated, or otherwise arise, the Nominating and Corporate Governance Committee considers various potential candidates for director. Candidates may come to the attention of the Nominating and Corporate Governance Committee through current members of the Board, stockholders, or other persons. The Nominating and Corporate Governance Committee also has the authority to engage third-party search firms to identify and provide information on potential candidates.

The Nominating and Corporate Governance Committee conducts any appropriate and necessary inquiries into the backgrounds and qualifications of possible candidates after considering the function and needs of the Board. The Nominating and Corporate Governance Committee meets to discuss and consider the candidates’ qualifications and then selects a nominee for recommendation to the Board by majority vote. These candidates are evaluated at meetings of the Nominating and Corporate Governance Committee, and may be considered at any point during the year.

A candidate for director should, among other characteristics, have broad experience and demonstrated excellence in his or her field. In addition, a candidate for director should (i) possess relevant expertise upon which to be able to offer advice and guidance to management and be committed to enhancing long-term stockholder value, (ii) have sufficient time to devote to the affairs of Zynga and to carry out his or her duties, and (iii) have the ability to exercise sound business judgment and provide insight and practical wisdom based on experience.

Each director must represent the interests of all stockholders. Service on other boards of public companies should be limited to a number that permits each director, given his or her individual circumstances, to perform responsibly all director duties. However, the Nominating and Corporate Governance Committee retains the right to modify these qualifications from time to time.

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Stockholder Recommendations

The Nominating and Corporate Governance Committee will consider properly submitted stockholder recommendations for candidates for the Board who meet the minimum qualifications as described above. The Nominating and Corporate Governance Committee does not intend to alter the manner in which it evaluates candidates, including the minimum criteria set forth above, based on whether or not the candidate was recommended by a stockholder. Submissions should be sent in accordance with the instructions for stockholder communications with the Board under the “Stockholder Communications with the Board or Committees” subsection of this proxy statement. Submissions must include the full name of the proposed nominee, a description of the proposed nominee’s business experience for at least the previous five years, complete biographical information, a description of the proposed nominee’s qualifications as a director, and a representation that the nominating stockholder is a beneficial or record holder of our stock and has been a holder for at least one year. Any such submission must be accompanied by the written consent of the proposed nominee to be named as a nominee and to serve as a director if elected. Following verification of the stockholder status of persons proposing candidates, the Nominating and Corporate Governance Committee will aggregate the recommendations and consider them at a regularly scheduled meeting prior to the issuance of the proxy statement for our next annual meeting of stockholders. If any materials are provided by a stockholder in connection with the recommendation of a director candidate, such materials will be forwarded to the Nominating and Corporate Governance Committee.

Majority Voting in Director Elections

In February 2019, we adopted a majority voting policy. Pursuant to this policy, a nominee in an uncontested election of directors must receive a majority of votes cast (that is, more “For” than “Against” votes) in order to be elected to the Board. If an incumbent director fails to receive the required vote for election in an uncontested election, then such director will, promptly following certification of the stockholder vote, offer his or her resignation to the Board for consideration in accordance with the procedures set forth in our Corporate Governance Guidelines. These procedures are summarized below.

In connection with an offered resignation, the Board, through its Qualified Independent Directors (as defined below), will evaluate the best interests of Zynga and our stockholders and will decide the appropriate action to be taken with respect to such offered resignation. Such action may include, without limitation: (1) accepting the resignation; (2) accepting the resignation effective as of a future date not later than 180 days following certification of the stockholder vote; (3) rejecting the resignation but addressing what the Qualified Independent Directors believe to be the underlying cause of the votes against the director; (4) rejecting the resignation but resolving that the director will not be nominated in the future for election; or (5) rejecting the resignation. Prior to making a decision, the Qualified Independent Directors may afford the affected director an opportunity to provide any information or statement that he or she deems relevant.

“Qualified Independent Directors” means all directors who are (1) independent directors (as defined in accordance with the NASDAQ listing standards); and (2) not required to offer their resignation in connection with a particular director election. If there are fewer than three independent directors then serving on the Board who are not required to offer their resignations, then “Qualified Independent Directors” means all of the independent directors, with each independent director who is required to offer his or her resignation recusing himself or herself from the deliberations and voting only with respect to his or her individual offer to resign.

In reaching their decision, the Qualified Independent Directors will consider all factors that they deem to be relevant, including but not limited to: (1) any stated reasons why stockholders voted against such director; (2) the extent to which the against votes exceed the votes for the election of the director and whether the against votes represent a majority of Zynga’s outstanding shares of common stock; (3) any alternatives for curing the underlying cause of the against votes; (4) the director’s tenure; (5) the director’s qualifications; (6) the director’s past and expected future contributions to Zynga and the Board; (7) the overall composition of the Board, including whether accepting the resignation would cause Zynga to fail, or potentially to fail, to comply with any applicable law, the NASDAQ listing standards or the rules and regulations of the SEC; and (8) whether such director’s continued service on the Board for a specified period of time is appropriate in light of current or anticipated events involving Zynga.

Following the Board’s determination, Zynga will, within four business days, disclose publicly the Board’s decision as to whether to accept the resignation offer. The disclosure must also include a description of the process by which the decision was reached, including, if applicable, the reason or reasons for rejecting the offered resignation.

Except as permitted by our Corporate Governance Guidelines, a director who is required to offer his or her resignation must not be present during the deliberations or voting as to whether to accept his or her resignation or a resignation offered by any other director.

All nominees in an uncontested election of directors will, by virtue of their being nominated, be deemed to have agreed to abide by our majority voting policy and must offer to resign and resign if requested to do so in accordance with our Corporate Governance Guidelines. From time to time, the Board may elect to have directors and proposed nominees for election as director provide appropriate written confirmation of their understanding and compliance with our majority voting policy.

Role of the Board in Risk Oversight

Risk is inherent with every business, and how well a business manages risk can ultimately determine its success. Management is responsible for the day-to-day management of the risks that we face, while the Board, as a whole and through its committees, has responsibility for the oversight of risk management. In its risk oversight role, the Board is responsible for satisfying itself that the risk management processes designed and implemented by management are adequate and functioning as designed.

The Board does not have a standing risk management committee, but rather administers this oversight function directly through the Board as a whole as well as through various Board committees that address risks inherent in their respective areas of oversight. In particular, the Board is responsible for monitoring and assessing strategic risk exposure, including a determination of the nature and level of risk appropriate for Zynga. The Audit Committee has the responsibility to consider and discuss our major financial risk exposures and the steps our management has taken to monitor and control these exposures, including guidelines and policies to govern the process by which risk assessment and management is undertaken. The Audit Committee also monitors compliance with legal and regulatory requirements, in addition to oversight of the performance of our internal audit function. The Nominating and Corporate Governance Committee monitors the effectiveness of our corporate governance guidelines, including whether they are successful in preventing illegal or improper liability-creating conduct and for evaluating our practices and policies against best practices in our industry. The Compensation Committee helps establish our compensation philosophies, oversees the efficient spending of corporate resources, ensures that our investment in personnel is aligned with the interests of our stockholders, and assesses and monitors whether any of our compensation policies and programs have the potential to encourage excessive risk-taking.

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Annual Meeting of Stockholders Attendance

It is our policy to strongly encourage directors and nominees for director to attend the annual meeting of stockholders. Seven of the directors elected to the Board at the 2018 annual meeting of stockholders were in attendance at that meeting.

Meetings of the Board

The Board met eleven times during 2018. All directors attended more than 75% of the aggregate number of meetings of the Board and of the committees on which they served during the portion of 2018 for which they were directors or committee members, respectively.

Committees of the Board

The Board currently has three standing committees: the Audit Committee, the Compensation Committee, and the Nominating and Corporate Governance Committee. Each committee has a written charter, which can be found on the corporate governance section of our investor relations website at https://investor.zynga.com/corporate-governance.

The following table provides membership for 2018 for the Audit Committee, Compensation Committee, and Nominating and Corporate Governance Committee:

Name	Audit	Compensation	Nominating and Corporate Governance
Mark Pincus
Frank Gibeau
Dr. Regina E. Dugan			Chair
William “Bing” Gordon
Louis J. Lavigne, Jr.	Chair	Member
Carol G. Mills	Member	Member
Janice M. Roberts		Chair	Member
Ellen F. Siminoff	Member		Member

Audit Committee
Met 6 times in 2018 Current Committee Members Louis J. Lavigne, Jr. (Chair) Carol G. Mills Ellen F. Siminoff

The Audit Committee engages and evaluates Zynga’s independent registered public accounting firm and discusses with our independent registered public accounting firm the scope of their examinations, including areas where either the committee or the independent accountants believe special emphasis should be directed. The committee assesses the independence of Zynga’s independent registered public accounting firm and monitors the rotation of the partners assigned to Zynga’s audit engagement team. The committee oversees and reviews Zynga’s financial and accounting controls and processes, oversees and evaluates the scope of the annual audit, reviews audit results, and consults with management and Zynga’s independent registered public accounting firm prior to the presentation of financial statements to stockholders. Additionally, the committee, as appropriate, initiates inquiries into aspects of Zynga’s internal accounting controls and financial affairs; and considers and approves or disapproves any related party transactions.

The Board has determined that (i) all members of the Audit Committee are independent within the meaning of the rules of the SEC and the listing standards of NASDAQ and meet NASDAQ’s financial knowledge and sophistication requirements and (ii) that each of Mr. Lavigne and Ms. Mills is an “audit committee financial expert” within the meaning of the SEC regulations.

The report of the Audit Committee is on page 36.

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Compensation Committee
Met 10 times in 2018 Current Committee Members Janice M. Roberts (Chair) Carol G. Mills Louis J. Lavigne, Jr.

The Compensation Committee reviews and approves all forms of compensation to be provided to the executive officers and non-employee directors of Zynga; oversees, evaluates, adopts, and administers incentive and equity compensation plans and similar programs and modifies or terminates such plans and programs; provides recommendations to the Board on compensation-related proposals to be considered at Zynga’s annual meeting; reviews our practices and policies regarding employee compensation as they relate to risk management and risk-taking incentives to determine whether such policies and practices are reasonably likely to have a material adverse effect on Zynga; and reviews Zynga’s succession plans with respect to executive officer positions and recommends appropriate individuals to succeed to those positions.

The Board has determined that each member of the Compensation Committee is independent under the NASDAQ listing standards, a “non-employee director” as defined in Rule 16b-3 promulgated under the Exchange Act and is an “outside director” as that term is defined in Section 162(m) (“Section 162(m)”) of the Internal Revenue Code of 1986, as amended (the “IRC”).

No member of the Compensation Committee has been an employee of Zynga at any time. None of our executive officers currently serves, or has served during 2018, as a member of the board of directors or compensation committee of any entity at which one or more of our directors serves as an executive officer.

The specific determinations of the Compensation Committee with respect to executive compensation for 2018 are described in greater detail under the heading “Executive Compensation—Compensation Discussion and Analysis.”

The Report of the Compensation Committee is on page 29.

Nominating and Corporate Governance Committee
Met 2 times in 2018 Current Committee Members Dr. Regina E. Dugan (Chair) Janice M. Roberts Ellen F. Siminoff

The Nominating and Corporate Governance Committee oversees our corporate governance functions; periodically reviews and evaluates our director performance; recommends to the Board and management areas for improvement; identifies, interviews, evaluates, nominates, and recommends individuals for membership on the Board and its committees; and reviews and recommends to the Board any amendments to our corporate governance policies.

The Board has determined that that all members of the Nominating and Corporate Governance Committee are independent under the NASDAQ listing standards.

Non-Employee Director Compensation

Historically, as compensation for their services, each of our non-employee directors has been paid cash and granted time-based restricted stock units of Zynga (“ZSUs”) under our equity incentive plans. On April 26, 2018, the Compensation Committee amended and restated our Non-Employee Director Compensation Policy, providing for the following compensation to our non-employee directors in the 2018-2019 term, all of which vests and is paid on a quarterly basis throughout the one-year term:

Retainer	Total ($)
Annual Retainer	$250,000	(1)
Chair of the Audit Committee Retainer	$50,000	(2)
Chair of the Compensation Committee Retainer	$30,000	(2)(3)
Chair of the Nominating and Corporate Governance Committee Retainer	$10,000	(2)
Member of the Product Committee Retainer	$250,000	(1)(4)
Member of the Special Litigation Committee Retainer	$50,000	(2)
Lead Independent Director	$50,000	(2)
Non-Executive Chairperson of the Board	$100,000	(2)
Non-Chair Member of the Audit Committee	$15,000	(5)
Non-Chair Member of the Compensation Committee	$10,000	(5)
Non-Chair Member of the Nominating and Corporate Governance Committee	$5,000	(5)

(1)Payable 20% in cash and 80% in ZSUs.

(2)Payable 100% in cash.

(3)The retainer payable to the chair of the Compensation Committee increased from $15,000 to $30,000 under the amended and restated Non-Employee Director Compensation Policy effective as of April 26, 2018.

(4)The Product Committee was dissolved in December 2017, and the amended and restated Non-Employee Director Compensation Policy does not provide for compensation to its members; however, prorated compensation was paid to its members in 2018 for the service provided in the quarter of its dissolution.

(5)The respective retainers for the non-chair members of the Audit, Compensation, and Nominating and Corporate Governance Committees were implemented under the amended and restated Non-Employee Director Compensation Policy effective as of April 26, 2018.

No non-employee director forwent or deferred any portion of his or her Board compensation in 2018.

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The following table sets forth information regarding compensation earned by or paid to our non-employee directors during 2018.

Name	Fees Earned or Paid in Cash ($)		Stock Awards ($)(1)		All Other Compensation ($)		Total ($)
Dr. Regina E. Dugan	$65,027	(2)	$199,998	(3)	$—		$265,025
William “Bing” Gordon	$55,027	(4)	$199,998	(3)	$693,851	(5)	$948,876
Louis J. Lavigne, Jr.	$155,000	(6)	$199,998	(3)	$—		$354,998
Carol G. Mills	$112,500	(7)	$199,998	(3)	$—		$312,498
Mark Pincus*	$75,000	(8)	$200,000	(9)	$—		$275,000
Janice M. Roberts	$125,000	(10)	$199,998	(3)	$—		$324,998
Ellen F. Siminoff	$60,000	(11)	$199,998	(3)	$—		$259,998

*	Effective as of May 2, 2018, Mr. Pincus ceased being an employee of Zynga and transitioned to a non-employee member of the Board.
(1)

Represents the grant date fair value of ZSUs issued to the director, calculated in accordance with FASB ASC Topic 718 for stock-based compensation transactions. For a discussion of the valuation of these awards, see Notes to Consolidated Financial Statements at Note 12, “Stockholders’ Equity and Other Employee Benefits” in our 2018 Annual Report. These amounts do not reflect whether the director has actually realized or will realize a financial benefit from the awards upon the vesting of the granted ZSUs or the sale of the shares underlying the granted ZSUs.

(2)

Represents the cash portion of the annual Board retainer, a prorated cash portion of the Product Committee retainer (which was paid in 2018 for service performed prior to the Product Committee’s dissolution in December 2017), and the chair of the Nominating and Corporate Governance Committee retainer.

(3)	Represents the ZSU portion of the annual Board retainer granted April 26, 2018.
(4)

Represents the cash portion of the annual Board retainer and a prorated cash portion of the Product Committee retainer (which was paid in 2018 for service performed prior to the Product Committee’s dissolution in December 2017).

(5)

The entirety of this amount consists of compensation pursuant to the consulting services agreement by and between Zynga and Mr. Gordon effective as of May 11, 2018. Pursuant to that agreement, Mr. Gordon is paid $500,000 per year, of which Mr. Gordon has elected to receive $100,000 in cash and $400,000 in ZSUs. $414,684 is the grant date fair value of ZSUs issued to Mr. Gordon in connection therewith, calculated in accordance with FASB ASC Topic 718 for stock-based compensation transactions. For a discussion of the valuation of this award, see Notes to Consolidated Financial Statements at Note 12, “Stockholders’ Equity and Other Employee Benefits” in our 2018 Annual Report. These amounts do not reflect whether Mr. Gordon has actually realized or will realize a financial benefit from the awards upon the vesting of the granted ZSUs or the sale of the shares underlying the granted ZSUs. $279,167 in cash was paid to Mr. Gordon in 2018 pursuant to the consulting services agreement (which amount includes payment for his services rendered from January 1, 2018 through May 11, 2018).

(6)

Represents the cash portion of the annual Board retainer, the chair of the Audit Committee retainer, the Lead Independent Director Retainer and the non-chair member of the Compensation Committee retainer (amount as implemented under the amended and restated Non-Employee Director Compensation Policy effective April 26, 2018 and paid for two quarters in 2018).

(7)

Represents the cash portion of the annual Board retainer, the Special Litigation Committee member retainer, the non-chair member of the Audit Committee retainer and the non-chair member of the Compensation Committee retainer (with respect to each non-chair member retainers, amounts as implemented under the amended and Restated Non-Employee Director Compensation Policy effective April 26, 2018 and paid for two quarters in 2018).

(8)

Represents the cash portion of the annual Board retainer and the non-executive chairperson of the Board retainer (with respect to each retainer, amounts prorated to reflect change in status to a non-employee member of the Board in May 2018).

(9)	Represents the ZSU portion of the annual Board retainer granted May 2, 2018.
(10)

Represents the cash portion of the annual Board retainer, the chair of the Compensation Committee retainer (amount increased under the amended and Restated Non-Employee Director Compensation Policy effective April 26, 2018, and the increased amount paid for two quarters in 2018), the Special Litigation Committee member retainer and the non-chair member of the Nominating and Corporate Governance Committee retainer (amount as implemented under the amended and Restated Non-Employee Director Compensation Policy effective April 26, 2018 and paid for two quarters in 2018).

(11)

Represents the cash portion of the annual Board retainer, the non-chair member of the Audit Committee retainer and the non-chair member of the Nominating and Corporate Governance Committee retainer (with respect to each non-chair member retainers, amounts as implemented under the amended and Restated Non-Employee Director Compensation Policy effective April 26, 2018 and paid for two quarters in 2018).

Compensation of Former Executive Chairman

In May 2018, Mark Pincus ceased to be an employee of Zynga and became non-executive chairman of the Board. During Mr. Pincus’ service as our executive chairman, he received an annual salary of $1. No additional compensation was paid to Mr. Pincus for his service as our executive chairman. For more information about Mr. Pincus’ compensation following his transition to non-executive chairman of the Board, please see the subsection of this proxy statement titled “Non-Employee Director Compensation”

Corporate Governance

Code of Business Conduct and Ethics

We have adopted a Code of Business Conduct and Ethics that applies to all of our employees, officers (including our principal executive officer, principal financial officer, principal accounting officer or controller (or persons performing similar functions)), agents, and representatives, including directors and consultants. The full text of our Code of Business Conduct and Ethics is posted on the corporate governance section of our investor relations website at https://investor.zynga.com/corporate-governance. We intend to disclose future amendments to certain provisions of our Code of Business Conduct and Ethics, or waivers of such provisions applicable to any individual subject to our Code of Business Conduct and Ethics on our investor relations website.

Corporate Governance Guidelines

We have documented our governance practices by adopting Corporate Governance Guidelines to assure that the Board and the Nominating and Corporate Governance Committee will have the necessary authority and practices in place to review and evaluate our business operations as needed and to make decisions that are independent of our management. The Corporate Governance Guidelines are also intended to align the interests of directors and management with those of our stockholders. The Corporate Governance Guidelines set forth the practices the Board intends to follow with respect to board composition and selection, function of the lead independent director, board meetings and involvement of senior management, chief executive officer performance evaluation and succession planning, and board committees and compensation. The Corporate Governance Guidelines, as well as the charters for each standing committee of the Board, may be viewed on the corporate governance section of our investor relations website at https://investor.zynga.com/corporate-governance.

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Majority Voting in Director Elections

For a summary of our majority voting policy in director elections, see the section of this proxy statement captioned “Proposal 1—Election of Directors—Majority Voting in Director Elections.”

Stock Ownership Guidelines

The Board has adopted stock ownership guidelines for the non-employee directors and executive officers to promote a long-term perspective in managing the enterprise and to help align the long-term interests of Zynga’s stockholders and its senior executives and non-employee directors.

Role	Required Stock Ownership(1)
Non-Employee Directors	Three times the annual Board cash and ZSU retainer
Chief Executive Officer	Six times base salary
Executive Officers (other than the Chief Executive Officer)	Three times base salary

(1)	Calculated based on the average closing price of our Class A common stock for the prior year.

Under our stock ownership guidelines, each non-employee director and each executive officer is required to comply with our stock ownership guidelines within the later of January 1, 2019 or five years from his or her promotion or hiring as an executive officer or election to the Board. Failure to meet or show sustained progress toward meeting the ownership requirements set forth in our stock ownership guidelines may result in a reduction in future long term incentive grants or the requirement to retain all stock obtained through the vesting or exercise of equity grants.

Mr. Pincus, Mr. Gordon and Ms. Siminoff were the only non-employee directors or executive officers required to comply with our stock ownership guidelines by January 1, 2019 based on the dates that each of them was elected to the Board. Each of Mr. Pincus, Mr. Gordon and Ms. Siminoff are compliant with our stock ownership guidelines, and no other non-employee director or executive officer has failed to show sustained progress toward meeting the ownership requirements.

A copy of our stock ownership guidelines is available on our investor relations website at https://investor.zynga.com/corporate-governance.

Hedging, Short Sale, and Pledging Policies

We have adopted an insider trading policy, which prohibits our employees and directors from purchasing any financial instrument that is designed to hedge or offset any decrease in the market value of our common stock. Our employees and directors are also restricted from engaging in short sales or any derivative financial transactions related to our common stock.

We also have adopted additional restrictions on pledging of our common stock. This pledging policy prohibits directors and officers from pledging our common stock as collateral for a loan or to purchase our common stock on margin.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires Zynga’s directors and executive officers, and persons who beneficially own more than ten percent of a registered class of Zynga’s equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of common stock and other equity securities of Zynga. Officers, directors, and greater than ten percent beneficial stockholders are required by SEC regulation to furnish Zynga with copies of all Section 16(a) forms they file.

SEC regulations require us to identify in this proxy statement anyone who filed a required report late during the most recent fiscal year. Based on our review of forms we received, or written representations from reporting persons stating that they were not required to file these forms, we believe that during the 2018 fiscal year, all Section 16(a) filing requirements were satisfied on a timely basis, with the exception of:

•

Late Forms 4 filed on March 15, 2018 reporting the vesting of RSUs and their conversion into Class A common stock on February 1, 2018 on behalf of each of the following non-employee directors: Regina E. Dugan, William “Bing” Gordon, Louis J. Lavigne, Jr., Carol G. Mills, Janice M. Roberts, and Ellen F. Siminoff.

Stockholder Communications with the Board or Committees

We invite stockholders to contact the Board about corporate governance or matters related to the Board. The Nominating and Corporate Governance Committee has established a process to receive communications from stockholders. Stockholders and other interested parties may contact any member (or all members) of the Board, the independent directors as a group, any Board committee, or any chair of any such committee by mail. To communicate with the Board or any member, group, or committee thereof, correspondence should be addressed to the Board or such member, group, or committee thereof by name or title. All such correspondence should be sent in writing to the following address:

Office of Corporate Secretary
c/o Legal Department
Zynga Inc.
699 8th Street
San Francisco, CA 94103

Communications about corporate governance or matters related to the Board will be received and processed by the Office of the Corporate Secretary before being forwarded to the Board, a committee of the Board, or a director as designated in your message. Communications relating to other topics, including those that are primarily commercial in nature, will not be forwarded.

All proposals of stockholders submitted pursuant to Rule 14a-8 of the Exchange Act that are intended to be presented by such stockholder at the 2020 annual meeting of stockholders and included in the Zynga’s proxy materials for the 2020 annual meeting must comply with the requirements of Rule 14a-8 under the Exchange Act and received by us no later than November 29, 2019.

All proposals of stockholders submitted pursuant to our bylaws that are intended to be presented by such stockholder at the 2020 annual meeting of stockholders, including director nominations, must be in writing and received by us no earlier than the close of business on January 8, 2020 and no later than February 7, 2020 and otherwise comply with the requirements stated in our bylaws. Stockholders are advised to review our bylaws, which contain the requirements with respect to advance notice of stockholder proposals and director nominations.

Zynga	2019 Proxy Statement	17

Proposal 2 — Advisory Vote to Approve Compensation for Named Executive Officers

THE BOARD RECOMMENDS A VOTE FOR THE APPROVAL OF
THE COMPENSATION FOR OUR NAMED EXECUTIVE OFFICERS

The Board has adopted a policy providing for an annual “say-on-pay” advisory vote. In accordance with this policy and Section 14A of the Exchange Act and as a matter of good corporate governance, we are asking the stockholders to approve, on an advisory (non-binding) basis, the compensation of our named executive officers (who are named under the heading “Executive Compensation—Compensation Discussion and Analysis—Named Executive Officers”).

This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies, and practices described in this proxy statement. The compensation of our named executive officers subject to the vote is disclosed under the heading “Executive Compensation—Compensation Discussion and Analysis,” the compensation tables and the related narrative disclosure contained in this proxy statement.

We urge our stockholders to review information under the heading “Executive Compensation—Compensation Discussion and Analysis,” the compensation tables and the related narrative disclosure contained in this proxy statement for more information. The Compensation Committee and the Board believe that the policies and procedures articulated in the Compensation Discussion and Analysis section of this proxy statement are effective in achieving our goals and that the compensation of our named executive officers reported in this proxy statement has contributed to Zynga’s recent and long-term success.

THE BOARD is asking the stockholders to indicate their support for the compensation of our named executive officers as described in this proxy statement by casting an advisory vote “FOR” the following resolution:

“RESOLVED, that the compensation paid to Zynga’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion is hereby APPROVED.”

Because the vote is advisory, it is not binding on the Board or Zynga. Nevertheless, the views expressed by our stockholders, whether through this vote or otherwise, are important to management and the Board and, accordingly, the Board and the Compensation Committee intend to consider the results of this vote in making determinations in the future regarding executive compensation arrangements.

Executive Officers

The following is a list of our executive officers and their respective ages, positions, and brief biographies as of the date of this proxy statement.

Frank Gibeau	Chief Executive Officer

Age: 50

Frank Gibeau has served as our Chief Executive Officer since March 2016. Mr. Gibeau’s biography is set forth on page 8 under the heading “Proposal 1—Election of Directors—Nominees.” Mr. Gibeau is our principal executive officer.

Gerard Griffin	Chief Financial Officer

Age: 51

Gerard Griffin has served as our Chief Financial Officer since September 2016. Mr. Griffin has over 25 years of finance experience and a deep business understanding of consumer facing media, entertainment and technology.

Before joining Zynga, Mr. Griffin spent more than 10 years at Electronic Arts (EA). Most recently, from January 2013 to September 2016, he served as EA's Senior Vice President of Finance where he led EA's business finance teams. Before that, Mr. Griffin spent more than six years at EA’s international headquarters in Geneva, Switzerland as Vice President and Chief Financial Officer for EA's International and Global Publishing businesses. Prior to EA, Mr. Griffin held a number of senior finance and operational roles domestically and internationally at technology and media companies, including NBC Universal and Primedia, Inc., as well as in public accounting with KPMG.

Mr. Griffin received his Bachelors of Commerce degree from University College Galway and a postgraduate diploma in Professional Accounting from University College Dublin. Additionally, he is a fellow of the Institute of Chartered Accountants of Ireland.

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Matthew S. Bromberg	Chief Operating Officer

Age: 52

Matthew S. Bromberg has served as our Chief Operating Officer since August 2016. As COO, he is responsible for the worldwide operations of the company’s game studios across North America, the United Kingdom, Finland, India, and Turkey. In his role, he also oversees technology, game design, data science and analytics, and studio operations.

Prior to joining Zynga, Mr. Bromberg was Senior Vice President of Strategy and Operations for mobile gaming at Electronic Arts (NASDAQ: EA), where he held global operating responsibility for the mobile gaming business. While at EA, he led teams on four continents with hit games across all major genres, including Plants v. Zombies, The Simpsons: Tapped Out, Real Racing, Need for Speed, The Sims, and Star Wars. He began his career at EA as General Manager of Bioware Austin, where he led the successful turnaround of Star Wars: The Old Republic. Later, Mr. Bromberg became Group General Manager for all Bioware studios worldwide, launching the 2014 Game of the Year, Dragon Age: Inquisition.

Prior to joining EA, Mr. Bromberg was the founder and Chief Executive Officer of I’mOK, Inc., a location-based communication platform for families, from March 2011 to March 2012. Prior to this, Mr. Bromberg served as the President and Chief Executive Officer of Major League Gaming Corp., a professional eSports company, from 2006 to 2010, Chief Executive Officer of Davidson Media Holdings, LLC, an online gaming investment and consulting partnership, from 2005 to 2006, and held a number of senior roles at AOL Inc. (now a subsidiary of Verizon Communications Inc.) from 1999 to 2005. Mr. Bromberg also sits on the Board of Directors of Fitbit (NYSE:FIT) and is a member of its compensation committee.

Mr. Bromberg holds a B.A. in English from Cornell University and a J.D. from Harvard Law School.

Bernard Kim	President of Publishing

Age: 42

Bernard Kim has served as our President of Publishing since June 2016. Mr. Kim oversees Zynga’s publishing operations, which is responsible for how Zynga brings its games and services to players through its network, consumer insights, product management, marketing, user acquisition, ad monetization, communications, business development, and strategic partnerships.

Before joining Zynga, Mr. Kim spent nearly 10 years at Electronic Arts, most recently as EA’s Senior Vice President of Mobile Publishing from 2012 to 2016. In that role, he oversaw EA’s mobile distribution, strategy, product management, analytics, network engagement, marketing, revenue demand planning, business development, third-party publishing, mergers and acquisitions, and Sandbox. During his tenure at EA, he also led EA's games division in Asia and helped bring EA franchises including Sim City, Star Wars, The Sims, The Simpsons, Real Racing, and EA SPORTS to billions of players.

Mr. Kim received a B.A. in Economics and Communications from Boston College.

Phuong Y. Phillips	Chief Legal Officer and Secretary

Age: 42

Phuong Y. Phillips has served as our Chief Legal Officer since September 2017. In overseeing Zynga’s legal affairs, Ms. Phillips brings over 15 years of legal experience in the technology and clean energy industries. Prior to joining Zynga, Ms. Phillips served as Associate General Counsel for Tesla, Inc., a designer and manufacturer of high-performance electric vehicles and related clean energy generation and storage products, from February 2017 through joining Zynga in September 2017. Before that, Ms. Phillips spent more than six years at SolarCity Corporation, a distributed solar energy company specializing in engineering, installation and financing of solar energy systems, and served as Vice President, Deputy General Counsel and Head of Corporate and Securities from March 2015 to March 2017, and as Associate General Counsel and Head of Corporate and Securities from May 2012 to March 2015. Prior to joining SolarCity in 2011, Ms. Phillips practiced corporate and securities law at Wilson Sonsini Goodrich & Rosati, P.C. in Palo Alto, California.

Ms. Phillips received a B.A. in Communication Studies and J.D. from the University of California, Los Angeles.

Zynga	2019 Proxy Statement	19

Jeff Ryan	Chief People Officer

Age: 51

Jeff Ryan joined Zynga in December 2017 as our Chief People Officer and is responsible for global Human Resources, Recruiting and Learning and Organizational Development for the Company. Mr. Ryan brings to Zynga more than 15 years of global HR experience in the digital media and gaming industries.

Prior to joining Zynga, Mr. Ryan served as Senior Vice President of People at GoPro, Inc., from May 2014 through September 2017, where he was responsible for global HR, facilities and real estate at the action camera and content company. Before joining GoPro, he spent three years at CBS Interactive, as Senior Vice President of HR from June 2011 through May 2014. In that role, Mr. Ryan oversaw HR and recruiting for one of the largest publishers of premium content on the internet. Mr. Ryan also spent nearly 7 years at Electronic Arts, where he served as Head of HR for EA Canada, Vice President of HR for EA Sports, and Vice President of HR for EA’s largest business unit, Publishing and Interactive. Earlier in his career Mr. Ryan spent over 7 years living and working in Japan and Singapore.

Additionally, Mr. Ryan serves on the Board of Directors for LakePharma, a leading biologics service provider specializing in antibody and protein engineering, cell line development, protein production, and analysis.

Mr. Ryan received his bachelor’s degree in Sociology from the University of California, Los Angeles and an M.B.A. from The Anderson School of Management at the University of California, Los Angeles.

Jeffrey Buckley	Chief Accounting Officer

Age: 35

Jeffrey Buckley has served as our Chief Accounting Officer since May 2017, and has spent more than eight years at Zynga in various roles across our accounting and finance organization. Prior to his appointment as Chief Accounting Officer, Mr. Buckley served as Vice President, Finance & Corporate Controller, where he helped lead our accounting, tax, and treasury functions. Before that, from October 2014 to December 2015, Mr. Buckley served as International Controller, based out of our offices in the United Kingdom. In that role, he oversaw international accounting and led the financial integration of the NaturalMotion acquisition. Before serving as International Controller, Mr. Buckley worked primarily in the Company’s financial reporting group, assisting with IPO readiness, SOX implementation efforts, and the financial statement preparation process. Prior to joining Zynga in 2011, Mr. Buckley held positions in the external financial reporting group at Yahoo! from 2009 to 2011 and Ernst & Young from 2006 to 2009.

Mr. Buckley received a B.S. in Business with an emphasis in Accounting from Santa Clara University and is a Certified Public Accountant in the state of California.

Executive Compensation

This section sets forth information with regard to compensation for services rendered by our named executive officers in 2018. The compensation provided to our named executive officers for 2018 is set forth in detail in the Summary Compensation Table and other tables that follow this section, as well as the accompanying footnotes and narratives relating to those tables.

Compensation Discussion and Analysis

Our Compensation Discussion and Analysis describes the compensation paid to our named executive officers in 2018 and is organized into six sections:

•	Named Executive Officers (NEOs)
•	Executive Summary
•	Executive Compensation Philosophy, Objectives, and Design
•	Compensation Setting Process
•	Executive Compensation Program Components
•	Other Compensation Information

Named Executive Officers

Our named executive officers for 2018 include our principal executive officer, our principal financial officer and the three most highly compensated executive officers, who are:

•	Frank Gibeau, Chief Executive Officer (CEO)
•	Gerard Griffin, Chief Financial Officer (CFO)
•	Matthew S. Bromberg, Chief Operating Officer (COO)
•	Bernard Kim, President of Publishing
•	Phuong Y. Phillips, Chief Legal Officer and Secretary

Biographies for our named executive officers are set forth under the heading “Executive Officers.”

Executive Summary

Since its founding in 2007, Zynga’s mission has been to connect the world through games. To date, more than 1 billion people have played Zynga’s games, including FarmVille, Zynga Poker, Words With Friends, Hit it Rich! Slots and CSR Racing. Zynga’s games are available on mobile platforms such as Apple’s iOS operating system and Google’s Android operating system, as well as through online social networking sites.

Zynga	2019 Proxy Statement	20

We believe our leadership position in social games is the result of our significant investment in our people, content, brand, technology, and infrastructure. We are a pioneer and innovator of social games and a leader in making “play” a core activity on mobile devices and social networking sites. Our leadership position in social games is defined by the following:

•

Talented Teams and Strong Analytics. We have passionate teams of people focused on increasing stockholder value by improving the effectiveness and predictability of our live game services and innovating in new game development. Our teams balance the art and science of game making by combining creative innovation with a player-centric, data driven approach to surprise and delight players. Often our executives and employees have unique talents and skillsets in markets where competition is fierce. We are headquartered in the San Francisco Bay Area but compete for talent globally and operate as a global company with talented teams located across North America and within Europe and Asia.

•

Established Portfolio of Social Games. We operate a number of popular social games including CSR Racing, FarmVille, Merge Dragons!, Words With Friends and Zynga Poker, as well as our Social Slots portfolio of games. Further, in January 2019, we expanded our portfolio of social games with Empires & Puzzles through our acquisition of Small Giant Games Oy.

•

Engaged and Global Community of Players. Zynga’s data shows that in 2018, we had 88 million monthly active users (“MAUs”), of which 88% were mobile MAUs, and 23 million daily active users (“DAUs”), of which 91% were mobile DAUs.

•

Scalable Technology and Data. We leverage our technology to increase player engagement, cross-promote our portfolio of games, continually enhance existing games, launch new games, and build the Zynga brand. We believe our scale results in network effects that deliver compelling value to our players, and we are committed to making significant investments to grow our community of players, their engagement, and monetization over time.

Our executive compensation program is designed to attract, motivate, and retain exceptional executives, with deep industry and functional experience, who drive our success. Our pay-for-performance philosophy strives to align executive compensation decisions with our business and financial strategy, our operating and financial performance, and long-term stockholder interests. Our goal is for our compensation decisions to focus and reward our executives for increasing stockholder value through their management of our business.

Over the last three years, we have recruited an entirely new senior executive team led by mobile gaming veterans with extensive and unique professional backgrounds. It began with the hiring of our CEO, Mr. Gibeau, in March 2016, followed by the hiring of our President of Publishing (Mr. Kim), Chief Operations Officer (Mr. Bromberg), and Chief Financial Officer (Mr. Griffin) in 2016 and in 2017 we hired our Chief Legal Officer (Ms. Phillips) and Chief People Officer (Mr. Ryan). Mr. Ryan is not an NEO for 2018, and thus is not discussed in our Compensation Discussion and Analysis or covered in the executive compensation tables.

Executive Management Team

CEO Frank Gibeau 25+ years of business and product leadership experience in mobile, PC, and console gaming CFO Ger Griffin 25+ years of finance and accounting experience in gaming, media and technology sectors COO Matt Bromberg 25+ years of business strategy and operations experience in games, digital media and online platforms President of Publishing Bernard Kim 15+ years of publishing and sales experience in mobile gaming and interactive entertainment CLO & Secretary Phuong Phillips 15+ years of legal experience in technology, auto and energy sectors CPO Jeff Ryan 15+ years of human resources experience in digital media and gaming sectors

In connection with the hiring of these executives, our Board and Compensation Committee provided each of them with compensation that was consistent with our pay-for-performance philosophy and designed to attract and retain these qualified and experienced executives in the highly competitive Gaming Industry and broader Silicon Valley market. The majority of each executive’s hiring package was provided as equity compensation, primarily as stock options and Zynga restricted stock units (ZSUs). The equity compensation served to link each executive’s compensation with stockholder value and to provide retention during our continuing business transformation.

Since their hiring, our executive team has worked to complete our turnaround and lay the foundation for Zynga’s future growth by streamlining operations, improving financial performance, and investing in world class studios. Our operating fundamentals are in place, and we are entering 2019 with tremendous momentum.

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Our strong 2018 performance was driven by record mobile revenue and bookings from Words With Friends, Merge Dragons!, and CSR2, as well as our continued focus on cost management.

2018 highlights include:

•	Revenue of $907 million, up 5% year-over-year, and bookings of $970 million, up 14% year-over-year, [1]
•

Record mobile performance with mobile revenue of $816 million, up 10% year-over-year, and mobile bookings of $883 million, up 19% year-over-year [1], driven by solid mobile user pay and mobile advertising,

•	Delivered a profitable year for the second year in a row – with net income of $15 million,
•

Completed the acquisition of Gram Games and executed an agreement to acquire Small Giant Games, effective January 1, 2019, acquiring two new ‘forever franchises’ – Merge Dragons! and Empires & Puzzles,

•

Expanded our new game pipeline featuring owned IPs, including CityVille, FarmVille and new titles from Gram Games and Small Giant Games, as well as strategic licenses including Game of Thrones™, Harry Potter™ and Star Wars™,

•	Completed our existing $200 million share repurchase program at an average price of $2.99 per share and initiated a new $200 million share repurchase program in April, and
•	Established voting rights parity for all Zynga stockholders by converting from a multi-class to a single class share structure.

Strong Financial Performance

Under Mr. Gibeau’s leadership, our executive team successfully engineered and executed a plan to build a solid foundation for our future growth by growing our topline revenue, completing our transition to a mobile-first game developer.

Our executive team brought increased discipline to our marketing and other expenditures by ‘sharpening our operating model’ through several business restructurings, successfully operationalized and adopted our ‘bold beat’ focus on live services, improved our platform partner and advertising/monetization relationships, and increased player engagement.

2015 to 2018 Company Performance Charts

Amounts reported as 2015 Total Revenue and 2015 Mobile Revenue have not been retrospectively adjusted to reflect the adoption of ASC Topic 606.

2015 Cash Flow (Used In) Operating Activities has been retrospectively adjusted to reflect the adoption of ASU 2016‐18, “Statement of Cash Flows (Topic 230): Restricted Cash”.

[1]

To supplement our Consolidated Financial Statements, which are prepared and presented in accordance with GAAP, we use certain non GAAP financial measures, including bookings. For further discussion, please see the section “Non-GAAP Financial Measures and Other Information”.

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Non-GAAP Financial Measures and Other Information

To supplement our Consolidated Financial Statements, which are prepared and presented in accordance with GAAP, we use certain non-GAAP financial measures, including bookings and mobile bookings. For more information about how we define and calculate these non-GAAP financial measures and a discussion about their use and limitations please see pages 28 - 29 our Annual Report on Form 10-K for the year ended December 31, 2018 in the section titled “Non-GAAP Financial Measures”. Management uses non-GAAP financial measures internally in analyzing our financial results to assess operational performance and liquidity. Our non-GAAP financial measures may be different from non-GAAP financial measures used by other companies.

The presentation of our non-GAAP financial measures is not intended to be considered in isolation or as a substitute for, or superior to, our GAAP financial statements. We believe that both management and investors benefit from referring to our non-GAAP financial measures in assessing our performance and when planning, forecasting and analyzing future periods. We believe our non-GAAP financial measures are useful to investors because they allow for greater transparency with respect to key financial measures we use in making operating decisions and because our investors and analysts use them to help assess the health of our business.

We have provided reconciliations of our non-GAAP financial measures used in this proxy statement to the most directly comparable GAAP financial measures in the following tables. Because of the limitations of our non-GAAP financial measures discussed in our Annual Report, you should consider the non-GAAP financial measures presented in this proxy statement with our GAAP financial statements.

Reconciliation of Revenue to Bookings: Total			Reconciliation of Revenue to Bookings: Mobile
	Twelve Months Ended			Twelve Months Ended
(in thousands, unaudited)	12/31/2018	12/31/2015	(in thousands, unaudited)	12/31/2018	12/31/2015
Revenue	$907,208	$764,717	Mobile Revenue	$815,521	$489,543
Change in deferred revenue	62,334	(64,762)	Change in deferred revenue	66,983	(13,899)
Bookings: Total	$969,542	$699,955	Mobile Bookings	$882,504	$475,644

Reconciliation of GAAP Operating Expense to Non-GAAP Operating Expense
	Twelve Months Ended
(in thousands, unaudited)	12/31/2018	12/31/2015
GAAP operating expense	$595,788	$674,788
Restructuring expense, net	(981)	(35,414)
Amortization of intangible assets from acquisition	(1,881)	(3,143)
Acquisition-related transaction expenses	(2,553)	(1,144)
Contingent consideration fair value adjustment	(5,500)	(6,112)
(Loss) gain on legal settlements and related legal expense	(2,333)	1,681
Stock-based compensation expense	(66,655)	(127,028)
Non-GAAP operating expense	$515,885	$503,628

Stock Performance Graph

The above graph compares the cumulative total stockholder return for our Class A common stock, the Standard and Poor’s 500 Stock Index (“S&P 500 Index”) and the NASDAQ Composite Index. The measurement points in the graph are January 4, 2016 (the first trading day in 2016), the first trading day of each month during the years presented, and December 31, 2018. The graph assumes that $100 was invested on January 4, 2016 in our Class A common stock, the S&P 500 Index, and the NASDAQ Composite Index. As we have not paid any dividends, our cumulative total return calculation is based solely upon stock price appreciation and not upon reinvestment of any dividends. The stock price performance on the following graph is not necessarily indicative of future stock price performance.

Executive Compensation Philosophy, Objectives, and Design

We believe that the most effective executive compensation program is one that is designed to: (i) reward the achievement of specific long-term and strategic goals, (ii) provide recognition for achievement of near-term objectives, and (iii) align executive officers’ interests with those of our stockholders. The Compensation Committee together with its independent advisor FW Cook, the CEO, and the Chief People Officer, has established a

Zynga	2019 Proxy Statement	23

compensation program for executive officers designed to attract, motivate, reward, and retain individuals with exceptional skills necessary for us to achieve our annual objectives and longer-term goals, as well as recognize the role each executive officer plays in our success.

Zynga’s executive compensation program is heavily weighted towards equity, including through the use of stock options and ZSUs. We believe that the use of long-term equity compensation aligns the interests of executive officers with the long-term interests of our stockholders and focuses our executive officers on our strategic and financial goals while also conserving cash to reinvest in our strategy and growth. We also utilize short-term cash incentive bonuses to motivate execution of near-term objectives. We have a pay for performance compensation philosophy, and individual executive’s compensation is adjusted based on achievement of business objectives. We expect our executives to aggressively pursue our business objectives and maintain policies and practices to discourage excessive risk-taking behavior that may negatively impact stockholders.

The company competes for its executive and senior talent within the high growth gaming, entertainment, and technology sectors globally. The market is particularly competitive in San Francisco and Silicon Valley for those executives with specific game industry expertise. We review our executive compensation philosophy, objectives, and design at least annually and intend to continue to adjust our approach as necessary and appropriate to assist in achieving our near-term and longer-term business objectives.

Below is a summary of key compensation governance practices.

What We Do		What We Don’t Do
✓	Provide a compensation mix heavily weighted towards equity to align our executives with stockholder interests	×	No pension plans or executive-only benefit/retirement plans
✓	Maintain mandatory stock ownership guidelines for executive officers	×	No hedging of our securities (including pledging our stock and engaging in derivative securities)
✓	Hold annual advisory votes on executive compensation	×	No excise tax gross-ups upon a change of control
✓	Regularly review our executive compensation and peer group data	×	No guaranteed base salary increases
✓	Maintain a compensation recovery (clawback) policy in the event of a financial restatement	×	No incentivizing excessive risk-taking at the expense of stockholders
✓	Use an independent compensation consultant
✓	Maintain “double-trigger” change of control plans for non-CEO executive officers
✓	Review the individual performance of each member of the Executive Management Team

During the past year, we have seen continued intensity in the competition for highly-qualified executives in the San Francisco Bay Area, including, in particular, the continued prevalent use of annual equity grant programs by our peers. We believe that we have assembled a world-class leadership team with particular expertise in mobile gaming and entertainment, and that it is in the best interests of our stockholders to retain and motivate our team. During the first quarter of 2018, the Compensation Committee met multiple times to review our executive compensation program. The Compensation Committee, in consultation with its independent compensation consultant, FW Cook, discussed, among other factors, pay levels of our named executive officers relative to peers, the performance of Zynga and of each named executive officer, and the amount of each named executive officer’s unvested equity. The Compensation Committee and FW Cook also reviewed Zynga’s overall compensation strategy compared to peers and within the increasingly competitive geography and industry within which Zynga operates. Based on this review, we adjusted our executive compensation program to introduce an annual equity grant program for our executive officers. We made this change given the performance of the executive team and with the intent of helping us preserve and continue the momentum achieved by the members of our executive team since they were hired. The change was deemed important to assist in retaining our executive team in an environment in which peer companies generally make annual grants to executives. At the same time, we instituted an annual compensation review process that is intended to also allow us to adapt to a competitive landscape for executive talent and to provide appropriate incentives designed to motivate and retain our management team, both in the coming years and over the long-term.

Compensation Setting Process

Role of Compensation Committee. The Compensation Committee has primary responsibility for reviewing and approving the compensation that may become payable to our named executive officers, and provides direction to and works closely with our executive officers to enable management to implement the Compensation Committee’s decisions and ensure that those decisions are aligned with the overall strategy. As part of risk management, the Compensation Committee evaluates Zynga’s compensation programs to ensure the appropriate balance of risk and reward without encouraging excessive or inappropriate risks that would have an adverse impact on stockholders. During its discussions, the Compensation Committee included our Chief Executive Officer and Chief People Officer in meetings, and also regularly met in executive session without the Chief Executive Officer or other management present to prevent compromising its independence. The Compensation Committee made all relevant decisions for 2018 compensation for our named executive officers except for the CEO which are made by the full Board of Directors.

In determining the compensation of our named executive officers, the Compensation Committee considers various factors, including:

•	Zynga’s performance and individual performance;
•	Zynga’s board-approved operating plan, and the degree of difficulty in achieving the plan targets;
•	Market data on compensation at peer companies, comparable companies and other companies we compete with for qualified talent;
•	An individual’s current and future responsibilities, and that person’s potential impact on Zynga’s culture and performance;
•	Our ability to continue to motivate and retain each executive officer;
•	The dynamic nature of our industry and pace of change at Zynga;
•	Negotiations with executive officers, particularly with respect to initial compensation packages;
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•	Recommendations of our Chief Executive Officer and Chief People Officer, except with respect to their own compensation;
•	The executive officer’s existing equity awards and stock holdings; and
•	Compensation levels of Zynga executives with similar responsibilities.

Role of Compensation Consultants. The Compensation Committee has the authority to engage independent advisors, such as compensation consultants, to assist it in carrying out its responsibilities. FW Cook, a well-known and respected compensation consulting firm that provides executive compensation advisory services to compensation committees and senior management, served as the Compensation Committee’s independent compensation consultant in 2018. FW Cook reviewed Compensation Committee materials, attended Compensation Committee meetings, reviewed Zynga’s peer group and competitive positioning of individual executives versus market, assisted the Compensation Committee as compensation issues arose, and provided recommendations on certain specific aspects of our compensation programs. The Compensation Committee assessed the independence of FW Cook pursuant to, and based on the factors set forth in, the SEC’s and NASDAQ’s rules and determined that no conflicts of interests existed. FW Cook is engaged by the Compensation Committee and does not provide other services for Zynga and will not do so without the consent of the Compensation Committee. In addition to its independent compensation consultant, the Compensation Committee will from time-to-time seek the advice of counsel and other advisers.

Role of Management. In making decisions about our executive compensation program, the Compensation Committee seeks the input of our Chief Executive Officer and Chief People Officer regarding the salaries, target bonuses and the equity to be granted to our other executive officers. The Chief Executive Officer provides periodic reviews of the performance of each of our executive officers (other than himself) to assist the Compensation Committee in its determination of compensation for such officers. No executive officer participates directly in the final deliberations or determinations regarding his or her own compensation package and the approval of the compensation for our Chief Executive Officer always is made without him present and by the full Board of Directors.

Stockholder “Say-on-Pay” Vote. At the 2018 Annual Meeting of Stockholders, stockholders representing over 98% of the votes cast voted in favor of the advisory vote on executive compensation. Based on this result and our ongoing review of our compensation policies and decisions, we believe that our existing compensation program effectively aligns the interests of our named executive officers with our long-term goals; the Compensation Committee did not make any changes to our executive compensation program as a result of the 2018 vote. The Compensation Committee will continue to consider the outcome of our “say-on-pay” votes and our stockholders’ views when making future compensation decisions for our named executive officers. We will hold say-on-pay votes annually, as approved by our stockholders in a non-binding advisory vote at the 2017 Annual Meeting of Stockholders. Accordingly, our next say-on-pay vote will be held at the 2019 Annual Meeting of Stockholders.

Use of Market Compensation Data; Creation of Peer Group. To assess the competitiveness of our executive compensation program, the Compensation Committee considers the compensation practices of a peer group of technology companies of reasonably similar size to us on the basis of revenue, market cap, industry, and geography. The Compensation Committee periodically reviews and approves changes to the peer group, based on the recommendation of its independent compensation consultant. Zynga ranked below the median of the peer group by revenue and above the median of the peer group market cap as of the end of 2018.

As part of our Compensation Committee’s periodic review of our compensation peer group, in December 2017, our Compensation Committee, with assistance from FW Cook, approved an updated 2018 compensation peer group focusing on other similarly sized consumer-facing tech businesses in the San Francisco Bay Area:

2018 Compensation Peer Group
Box, Inc.	GrubHub Inc.*	Shutterfly, Inc.*	Twilio Inc.*
Fitbit, Inc.*	LogMeIn, Inc.*	Shutterstock, Inc.	Yelp Inc.
Glu Mobile Inc.	Match Group, Inc.*	Splunk Inc.*	Zendesk, Inc.*
GoPro, Inc.*	Pandora Media, Inc.	Take-Two Interactive Software, Inc.	Zillow Group, Inc.*
Groupon, Inc.*	Roku, Inc.*	TiVo Corporation
* new peer for 2018

The following companies were removed from our peer group: Bankrate, Inc., Barracuda Networks, Inc., Callidus Software Inc., Dolby Laboratories, Inc., Ellie Mae, Inc., Fair Isaac Corporation, FireEye, Inc., Guidewire Software, Inc., and j2 Global, Inc. These companies were removed because they had been acquired or were deemed less similar to Zynga on the basis of revenue, market, cap, business focus, and/or location.

We use our compensation peer group to assess the competitiveness of our executive compensation program and monitor evolving trends and practices in executive compensation programs. The Compensation Committee and FW Cook also reviewed Zynga’s overall compensation strategy compared to peers and within the increasingly competitive geography and industries within which we operate. A key finding of this review was that the majority of our peer group companies provide equity awards on an annual basis, which helped inform the Compensation Committee’s decision to modify our executive compensation program for 2018.

The table below shows how Zynga compares to the peer group used in 2018:

	Revenue — Latest Disclosed Four Quarters as of 12/31/2018(1)	Market Capitalization as of 12/31/2018(1)
75th Percentile	$1,602	$6,967
Median	$1,106	$2,907
25th Percentile	$613	$1,262
Zynga	$892	$3,387

(1)	Expressed in millions.
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Executive Compensation Program Components

Our executive officer compensation packages generally include three components:

2018 Compensation Component	Purpose
1.Base Salary	Compensate for job responsibilities, experience and performance.
2.Performance-Based Annual Cash Bonuses	Motivate our executive officers to achieve our short-term business and strategic goals.
3.Equity Awards (ZSUs and stock options)	Create alignment with stockholders and promote retention.

The Compensation Committee uses its judgment to establish for each executive officer a mix of current, short-term, and long-term incentive compensation, and cash and non-cash compensation, that it believes appropriate to achieve our compensation philosophy described above, however, the Compensation Committee weights equity compensation as the primary component of an executive’s total direct compensation.

2018 Named Executive Officer Pay Mix Charts

Base Salary. We provide base salary as a fixed source of compensation for our executive officers, allowing them a degree of certainty with respect to their annual compensation. The Compensation Committee recognizes the importance of base salaries as an element of compensation that helps to attract and retain highly qualified executive talent. Base salaries for our named executive officers were established in their hiring offer letter, and have been subject to annual review of responsibilities and performance by the Compensation Committee (taking into consideration, among other factors, the recommendations of our Chief Executive Officer and Chief People Officer, except with respect to their own compensation).

The base salaries for 2018 for our named executive officers are set forth below:

Name	Base Salary
Frank Gibeau	$1,000,000
Gerard Griffin	$500,000
Matthew S. Bromberg	$500,000
Bernard Kim	$500,000
Phuong Y. Phillips	$400,000

In applying our philosophy of delivering the majority of overall compensation opportunity through long-term equity compensation, and after reviewing the individual’s current compensation, market data on comparative positions and our performance, our Compensation Committee determined not to make any adjustment for 2018 to the base salaries paid to Mr. Gibeau, Mr. Griffin, Mr. Bromberg, and Mr. Kim. The base pay of these executive officers has not been increased in their time at Zynga and remains the same as their new hire offer. The Compensation Committee increased Ms. Phillips’ annual base salary from $350,000 to $400,000 after evaluating her performance, the competitiveness of her overall compensation arrangement relative to our compensation peer group, and the general recommendations of FW Cook.

Performance-Based Annual Cash Bonuses. We provide performance-based annual cash bonuses to motivate our executive officers to achieve our business and strategic goals. Our named executive officers have a target bonus, which is set at a percentage of base salary and is reviewed and approved annually by our Compensation Committee. The Compensation Committee determines the final amount of the bonus based on Zynga’s performance and its assessment of the named executive officer’s overall performance.

Target Bonus Opportunity. The bonus targets and actual bonus payments for 2018 for our named executive are set forth below.

Name	Target (%)(1)	Target ($)	Actual ($)
Frank Gibeau	100%	$1,000,000	$1,094,669
Gerard Griffin	100%	$500,000	$547,334
Matthew S. Bromberg	100%	$500,000	$547,334
Bernard Kim	100%	$500,000	$547,334
Phuong Y. Phillips	60%	$240,000	$262,720

(1)	Expressed as a percentage of such named executive officer’s base salary.

All of our named executive officers were eligible for a performance-based annual cash bonus in 2018. After reviewing the individual’s current

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compensation, market data on comparative positions and our performance, the Compensation Committee decided to not make any changes to the bonus targets for our named executive officers for 2018; however, Ms. Phillips’ target bonus opportunity for 2018 was based on her increased 2018 base salary.

Bonus Pool Funding and Performance Measure

2018 Bonus Pool Funding (1)
Threshold (50% funding)	Target (100% funding)	Actual
$101.5 million	$203.0 million	$222.2 million (109.5% funding)

(1) Amounts represent adjusted EBITDA (historic) – as described further below

Cash bonuses for 2018 were tied to performance against predetermined targets, consistent with our pay-for-performance compensation philosophy. For purposes of funding the incentive plan, our Compensation Committee established a “bonus pool” to be funded on the basis of our actual level of achievement of an internal metric referred to herein as “adjusted EBITDA (historic)”, and set the minimum threshold for funding the “bonus pool” at $101.5 million and the target funding at $203.0 million, which represent higher levels than actual performance for 2017. For purposes of funding the bonus pool, “adjusted EBITDA (historic)”, an unreported, non-GAAP financial measure, was selected as it is a key measure we use to understand and evaluate our operational performance. “Adjusted EBITDA (historic)” is determined on a similar basis as our publicly reported adjusted EBITDA, and is further adjusted by excluding the impact of changes in deferred revenue in the period presented and before bonus expense. If the threshold goal was not achieved, the participants were not eligible to earn any performance-based annual cash bonus compensation. For 2018, we achieved $222.2 million of “adjusted EBITDA (historic)”, prior to funding the bonus pool, which resulted in an overall funding level of 109.5%. In early 2019, after consultation with our Chief Executive Officer, the Compensation Committee determined that the actual bonus amounts for our named executive officers should match the overall plan funding level and each named executive officer earned an award consistent with our company-wide funding of 109.5% of target.

Equity Compensation. Consistent with our compensation objectives, equity is the primary component of our executive compensation program because it allows us to attract and retain key talent in our industry and aligns our executives’ contributions with the long-term interests of Zynga and our stockholders. We believe that equity-based compensation should be designed to serve as an effective recruitment and retention tool while also motivating our executive officers to work toward corporate objectives that provide a meaningful return to our stockholders.

Stock Options. Stock options are granted with an exercise price equal to the closing sales price of our Class A common stock on the date of the grant (as quoted on the NASDAQ Global Select Market), so the stock options will have value to our executive officers only if the fair market value of our Class A common stock increases after the date of grant. Additionally, stock options vest over multiple years, subject to continued service to Zynga through each vesting date. Our Compensation Committee views stock options as inherently performance-based as an executive may profit from an option only if our stock price increases over the price on the grant date of the options. We believe that stock options are an effective tool for driving long-term stockholder value creation.

Time-Based Restricted Stock Units (ZSUs). ZSUs represent the right to receive one share of Class A common stock for each unit granted, subject to continued employment. The value of the ZSUs is tied to the performance of our Class A common stock. Additionally, ZSUs vest over multiple years, subject to continued service to Zynga through each vesting date.

In determining the estimated size of equity awards to any given executive, the Compensation Committee considers a number of reference points, including the performance of the executive, the executive’s then-current total direct compensation (i.e., the sum of salary, target bonuses, and the value of equity awards), the compensation paid to such executive’s peers within Zynga, and the compensation paid to executives in comparable positions at other companies within our peer group.

As discussed above in the proxy statement for our 2018 Annual Meeting of Stockholders, in early 2016, beginning with the new hire package for our Chief Executive Officer, the Compensation Committee and our Board had anticipated that the new hire equity awards provided to our executive officers would be the only grants made to the executive team for a multi-year period. For competitive reasons and to help continue the momentum that the leadership team has developed for Zynga, especially in light of the compensation practices at peer companies and the highly competitive market for executive talent in which we compete, the Compensation Committee extensively examined our equity grant practices and determined to use an annual grant program. Following discussions among our Compensation Committee and members of our Board, with input from FW Cook, our Chief People Officer, and other members of our management team, we granted the following equity awards to our named executive officers:

Name	Title	Type of Award	Number of Shares Subject to Award	Exercise Price of Stock Option Awards	Vesting Schedule	Grant Date Fair Value of ZSU and Option Awards(1)
Frank Gibeau	Chief Executive Officer	Stock Option	2,492,367	$3.48	Time-based; 4-years, quarterly, 1 year cliff	$4,000,000
		ZSU	1,094,191	N/A	Time-based; 4-years, quarterly, 1 year cliff	$3,807,785
Gerard Griffin	Chief Financial Officer	Stock Option	1,090,410	$3.48	Time-based; 4-years, quarterly, 1 year cliff	$1,749,999
		ZSU	478,708	N/A	Time-based; 4-years, quarterly, 1 year cliff	$1,665,904
Matthew S. Bromberg	Chief Operating Officer	Stock Option	1,090,410	$3.48	Time-based; 4-years, quarterly, 1 year cliff	$1,749,999
		ZSU	478,708	N/A	Time-based; 4-years, quarterly, 1 year cliff	$1,665,904
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Name	Title	Type of Award	Number of Shares Subject to Award	Exercise Price of Stock Option Awards	Vesting Schedule	Grant Date Fair Value of ZSU and Option Awards(1)
Bernard Kim	President of Publishing	Stock Option	1,090,410	$3.48	Time-based; 4-years, quarterly, 1 year cliff	$1,749,999
		ZSU	478,708	N/A	Time-based; 4-years, quarterly, 1 year cliff	$1,665,904
Phuong Y. Phillips (2)	Chief Legal Officer & Secretary	Stock Option	233,659	$3.48	Time-based; 4-years, quarterly, 1 year cliff	$374,999
		ZSU	102,580	N/A	Time-based; 4-years, quarterly, 1 year cliff	$356,978
(1)

This column reflects the grant date fair value of the granted awards, estimated in accordance with FASB ASC Topic 718 for stock-based compensation transactions. For a discussion of the valuation of the granted awards, see Notes to Consolidated Financial Statements at Note 11, “Stockholders’ Equity and Other Employee Benefits” in our 2018 Annual Report. These amounts do not reflect whether the named executive officer has actually realized or will realize a financial benefit from the awards upon vesting or sale of any shares.

(2)	The awards granted to Ms. Phillips were prorated to reflect her hire date in September 2017.

These long-term equity incentive awards are intended to recognize the high levels of operational performance demonstrated by our named executive officers since they were first hired, both individually and collectively, while providing appropriate incentives to motivate our executive team to achieve critical business objectives tied to our long-term strategy and interests of our stockholders.

In structuring these equity awards, including the amounts, mix of stock options and ZSUs, and vesting conditions, we have sought to appropriately balance our goals of rewarding our executives for their contributions towards a significant appreciation in stockholder value and providing appropriate levels of compensation to reward individual operational and strategic objectives. The equity awards reflect the view of our Compensation Committee that stock options are inherently performance-based, requiring growth to be valuable, and are an effective tool for driving long-term value creation for the benefit of all stockholders. We strove to ensure that our compensation arrangements remain competitive and aligned with creating stockholder value in light of the intense competition for capable and experienced executive officers and Zynga’s reliance on them for maintaining the momentum of the business transformation and achieving future growth objectives.

Other Compensation Information

Employment Agreements. Each of our named executive officers has an offer letter which sets forth (i) that employment is on an “at-will” basis, (ii) the initial salary, target bonus, and equity awards for such named executive officer, and (iii) any severance benefits payable under certain circumstances. We have no long-term employment agreements with our named executive officers. The details of the offer letters for our named executive officers are disclosed under the heading “Executive Compensation—Compensation Discussion and Analysis,” the compensation tables, and the related narrative disclosure contained in this proxy statement.

Corporate Housing and Commuting Benefit. Pursuant to Mr. Kim’s offer letter, we provide to Mr. Kim corporate housing in San Francisco, as well as a commuter benefit pursuant to which we reimburse Mr. Kim for all of his reasonable business expenses (including his travel expenses). We also reimburse Mr. Kim for any increased tax liability associated with the corporate housing and commuter benefits. We viewed this benefit to be appropriate in our market and necessary in order to able recruit and retain Mr. Kim.

Post-Employment Compensation. In hiring our current executive officers, we recognized that many of our desired candidates were leaving the security of employment with more mature companies where they had existing severance and change of control compensation rights. Accordingly, we sought to develop compensation packages that could attract qualified candidates to fill our most critical positions, which required providing some protection in the event of an involuntary termination. At the same time, we were sensitive to the need to integrate new executive officers into our existing executive compensation structure. In general, our executives are provided offer letters at hire, which define employment as at-will and provide for initial salary and equity awards, as well as benefits upon various terminations. Any payments or benefits upon a termination are subject to a release of claims and restrictive covenants, and we do not provide Section 280G gross-up payments for our named executive officers.

In 2018, in connection with the Compensation Committee’s regular review of evolving governance and market practices, we amended the Company’s pre-IPO Change in Control Severance Benefits Plan to, among other things, remove single-trigger accelerated vesting of equity awards on a change of control and instead to provide that all severance payments and benefits under the plan will be payable only upon a double-trigger qualifying termination of employment in connection with a change of control. We believe that the amendments to our Change in Control Severance Benefits Plan bring the plan more in line with market practices.

For a summary of the material terms and conditions of the severance and change in control agreements in effect as of December 31, 2018, see the information under the heading “Executive Compensation Tables—Potential Payments upon Termination or Change in Control.”

Employee Benefits. We provide standard health, dental, vision, life, and disability insurance benefits to our executive officers, on the same terms and conditions as provided to all other eligible employees. Our executive officers may also participate in our broad-based 401(k) plan, which includes a company match up to 3% of an employee’s eligible salary. The company match is fully vested at the time of the match. We believe these benefits are consistent with the broad-based employee benefits provided at the companies with whom we compete for talent and therefore are important to attracting and retaining qualified employees.

Executive Stock Ownership Guidelines. As discussed in more detail above under the heading “Corporate Governance—Stock Ownership Guidelines,” we maintain ownership guidelines for the executive officers to promote a long-term perspective in managing the enterprise and to help align the long-term interests of Zynga’s stockholders and its senior executives.

Compensation Recovery Policies. Our executive compensation recovery policy (the “executive clawback policy”) permits Zynga to seek recovery of some or all of incentive compensation paid or awarded to executive officers where: (i) the payment, award, or vesting of such incentive compensation was predicated upon the achievement of financial results that were the product of fraudulent activity or fraud or willful misconduct, and (ii) a lower amount of, or no award of, such incentive compensation would have been made to executive officers based on the restated financial results (i.e., the

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financial results that would have pertained absent such fraudulent activity or willful misconduct). In such cases, the Board, if it determines appropriate in the circumstances and subject to applicable laws, may recover some or all of the incremental portion of the incentive compensation paid, vested, or awarded in excess of the incentive compensation that would have been paid, vested, or awarded based on the restated financial results, in each case on a “net” after tax basis. In addition, as a public company subject to the provisions of Section 304 of the Sarbanes-Oxley Act of 2002, if we are required as a result of misconduct to restate our financial results due to our material noncompliance with any financial reporting requirements under federal securities laws, our Chief Executive Officer and Chief Financial Officer may be legally required to reimburse us for any bonus or other incentive-based or equity-based compensation they receive.

Prohibitions on Hedging, Pledging, and Margining. As discussed in more detail above under the heading “Corporate Governance—Hedging, Short Sale and Pledging Policies,” we maintain policies that prohibit our named executive officers from hedging and pledging our stock, or holding our stock in a margin account.

Accounting and Tax Deductibility Treatment. The accounting impact of our compensation programs and the tax deductibility of our compensation programs (including pursuant to Section 162(m)) are each one of many factors that are considered in determining the size and structure of our programs, so that we can ensure that our compensation programs are reasonable and in the best interests of our stockholders. Special rules limit the deductibility of compensation paid to our Chief Executive Officer and other “covered employees” as determined under Section 162(m) and applicable guidance. As a result of the Tax Cuts and Jobs Act that went into effect in late 2017, covered employees generally include the named executive officers shown in the Summary Compensation Table in this proxy statement and certain former executive officers. The Tax Cuts and Jobs Act also amended Section 162(m) so that for taxable years beginning January 1, 2018 and later, and except for certain grandfathered arrangements entered into before 2018, any compensation over $1,000,000 paid to any of the covered employees in any single year is not tax deductible by us. While the Compensation Committee is mindful of the benefit to us of the full deductibility of compensation, the Compensation Committee believes that it should not be constrained by the requirements of Section 162(m) where those requirements would impair flexibility in compensating our executive officers in a manner that can best promote our corporate objectives of attracting and retaining top tier executive talent.

Compensation Risk Assessment

Our Compensation Committee assesses and considers potential risks when reviewing and approving our compensation policies and practices for our executive officers and our employees. We have designed our compensation programs, including our incentive plans, with features to address potential risks while rewarding participants for achieving financial and strategic objectives through prudent judgement and appropriate risk taking. In addition, we maintain stock ownership guidelines applicable to our named executive officers, an executive compensation recovery policy, as well as policies against hedging or pledging company securities, which together mitigate excessive risk-taking. We believe that our compensation policies and practices, taken as a whole, are not reasonably likely to have a material adverse impact on our business or our financial condition.

Report of the Compensation Committee

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis contained in this proxy statement. Based on this review and discussion, the Compensation Committee has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and incorporated into Zynga’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018.

Submitted by:

The Compensation Committee of Board
Janice M. Roberts (Chair)
Louis J. Lavigne, Jr.
Carol G. Mills

The information contained in the Report of the Compensation Committee shall not be deemed to be “soliciting material” or “filed” or incorporated by reference in future filings with the SEC, or subject to the liabilities of Section 18 of the Exchange Act, except to the extent that it is specifically incorporated by reference into a document filed under the Securities Act of 1933 or the Exchange Act.

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Executive Compensation Tables

Summary Compensation Table

The following table summarizes information regarding the compensation awarded to, earned by, or paid to, our named executive officers during 2018, 2017, and 2016. All dollar amounts are rounded to the nearest whole dollar amount.

Name	Year	Salary ($)		Bonus ($)	Stock Awards ($)(1)		Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)(4)	Total ($)
Frank Gibeau	2018	$1,000,000		$—		$3,807,785	$4,000,000	$1,094,669	$1,250		$9,903,703
	2017	$1,000,000		$—		$—	$—	$735,000	$—		$1,735,000
	2016	$818,589	(5)	$818,589	(6)	$17,088,029	$5,713,000	$—	$11,951	(7)	$24,450,158
Gerard Griffin	2018	$500,000		$—		$1,665,904	$1,749,999	$547,334	$9,310		$4,472,546
	2017	$500,000		$—		$—	$—	$367,500	$7,040		$874,540
	2016	$126,923	(8)	$88,846	(9)	$5,700,000	$6,944,500	$—	$—		$12,860,269
Matthew S. Bromberg	2018	$500,000		$—		$1,665,904	$1,749,999	$547,334	$8,250		$4,471,487
	2017	$500,000		$—		$—	$—	$367,500	$8,100		$875,600
	2016	$199,038	(10)	$549,038	(11)	$8,130,000	$6,646,500	$—	$—		$15,524,576
Bernard Kim	2018	$500,000		$—		$1,665,904	$1,749,999	$547,334	$145,933	(12)	$4,609,170
	2017	$500,000		$—		$—	$—	$367,500	$174,609	(13)	$1,042,109
	2016	$276,602	(14)	$276,602	(15)	$7,920,000	$6,501,000	$—	$71,410	(16)	$15,045,614
Phuong Phillips	2018	$400,000		$—		$356,978	$374,999	$262,720	$8,250		$1,402,948
	2017	$94,230	(17)	$—		$2,872,500	$444,375	$41,556	$1,750		$3,454,411

(1)

This column reflects the grant date fair value of the granted stock awards, calculated in accordance with FASB ASC Topic 718 for stock-based compensation transactions. For a discussion of the valuation of the granted stock awards, see Notes to Consolidated Financial Statements at Note 12, “Stockholders’ Equity and Other Employee Benefits” in our 2018 Annual Report. These amounts do not reflect whether the named executive officer has actually realized or will realize a financial benefit from the awards upon the vesting of the granted stock awards or the sale of the shares underlying the granted stock awards.

(2)

This column represents the grant date fair value of stock options, calculated in accordance with FASB ASC Topic 718 for stock-based compensation transactions. For additional information on the valuation assumptions, see Notes to Consolidated Financial Statements at Note 12, “Stockholders’ Equity and Other Employee Benefits” in our 2018 Annual Report. These amounts do not reflect whether the named executive officer has actually realized or will realize a financial benefit from the awards upon the vesting of the stock options, the exercise of stock options, or the sale of the shares underlying such stock options.

(3)	This column represents amounts earned and payable under our respective 2017 and 2018 bonus plans.
(4)

This column does not include any imputed income with respect to group life, health, hospitalization, or medical reimbursement plans as Zynga’s plans (i) do not discriminate in favor of the named executive officers in scope, terms, or operation and (ii) are available generally to all salaried employees of Zynga. In addition to items further described below, the amounts in this column represent the amount of 401(k) plan match contributions made by Zynga.

(5)	Represents Mr. Gibeau’s pro-rated salary for the actual number of days employed by Zynga in 2016.
(6)	Pursuant to Mr. Gibeau’s offer letter, Mr. Gibeau was guaranteed a bonus for 2016 equal to his target bonus, pro-rated for the actual number of days employed by Zynga in 2016.
(7)

Represents the cash portion of the annual Board retainer paid to Mr. Gibeau in 2017 for the 2016-2017 term, pro-rated for the number of days that Mr. Gibeau was a “non-employee” director in 2016. Mr. Gibeau ceased to be a “non-employee” director as defined by our Non-Employee Director Compensation Policy effective as of March 7, 2016 when he was appointed Chief Executive Officer. Mr. Gibeau’s stock awards granted to him as compensation for being a non-employee director that were unvested as of March 7, 2016 were cancelled as of that date pursuant to Mr. Gibeau’s offer letter relating to his appointment as Chief Executive Officer.

(8)	Represents Mr. Griffin’s pro-rated salary for the actual number of days employed by Zynga in 2016.
(9)	Mr. Griffin’s bonus for 2016 was pro-rated for the actual number of days employed by Zynga in 2016.
(10)	Represents Mr. Bromberg’s pro-rated salary for the actual number of days employed by Zynga in 2016.
(11)

Pursuant to Mr. Bromberg’s offer letter, Mr. Bromberg was guaranteed a bonus for 2016 equal to his target bonus, pro-rated for the actual number of days employed by Zynga in 2016. $350,000 of this figure represents a one-time signing bonus paid to Mr. Bromberg at the time of hire to compensate him for a forfeited bonus from his prior employer.

(12)

Consists of (i) $104,703, which represents the value of corporate housing in San Francisco and (ii) $29,856, which represents the value of the commuter benefits provided to Mr. Kim in connection with his employment, in each case inclusive of any tax gross-up provided to Mr. Kim.

(13)

Consists of (i) $109,594, which represents the value of corporate housing in San Francisco, (ii) $41,500, which represents the value of the commuter benefits provided to Mr. Kim in connection with his employment, and (iii) $21,640 for other tax related payments on earned income, in each case inclusive of any tax gross-up provided to Mr. Kim.

(14)	Represents Mr. Kim’s pro-rated salary for the actual number of days employed by Zynga in 2016.
(15)	Pursuant to Mr. Kim’s offer letter, Mr. Kim was guaranteed a bonus for 2016 equal to his target bonus, pro-rated for the actual number of days employed by Zynga in 2016.
(16)

Consists of (i) $55,759, which represents the value of corporate housing in San Francisco and (ii) $15,651, which represents the value of the commuter benefits provided to Mr. Kim in connection with his employment, in each case inclusive of any tax gross-up provided to Mr. Kim.

(17)	Represents Ms. Phillips’ pro-rated salary for the actual number of days employed by Zynga in 2017.
Zynga	2019 Proxy Statement	30

Grants of Plan-Based Awards

The following table shows all plan-based awards granted to the named executive officers during 2018. The equity awards granted during 2018 identified in the following table are also reported in “Outstanding Equity Awards.” All dollar amounts are rounded to the nearest whole dollar amount.

		Estimated future payouts under non-equity incentive plan awards(1)			All other stock awards: Number of shares of stock or units (#)		All other option awards: Number of securities underlying options (#)		Exercise or base price of option awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards(2)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)
Frank Gibeau	4/9/2018	—	—	—	—		2,492,367		$3.48	$4,000,000
	4/9/2018	—	—	—	1,094,191		—		—	$3,807,785
	—	—	$1,000,000	$2,000,000	—		—		—	—
Gerard Griffin	4/9/2018	—	—	—	—		1,090,410		$3.48	$1,749,999
	4/9/2018	—	—	—	478,708		—		—	$1,665,904
	—	—	$500,000	$1,000,000	—		—		—	—
Matthew S. Bromberg	4/9/2018	—	—	—	—		1,090,410		$3.48	$1,749,999
	4/9/2018	—	—	—	478,708		—		—	$1,665,904
	—	—	$500,000	$1,000,000	—		—		—	—
Bernard Kim	4/9/2018	—	—	—	—		1,090,410		$3.48	$1,749,999
	4/9/2018	—	—	—	478,708		—		—	$1,665,904
	—	—	$500,000	$1,000,000	—		—		—	—
Phuong Y. Phillips	4/9/2018	—	—	—	—		233,659	(3)	$3.48	$374,999
	4/9/2018	—	—	—	102,580	(3)	—		—	$356,978
	—	—	$240,000	$480,000	—		—		—	—

(1)

Amounts shown in these columns represent the range of possible cash payouts for each named executive officer under our 2018 bonus plan, as determined by the Board and the Compensation Committee for fiscal 2018. Please see the discussion in the “executive compensation program components” section of the “compensation discussion and analysis” above.

(2)

This column reflects the grant date fair value of the granted ZSUs and stock options, calculated in accordance with FASB ASC Topic 718 for stock-based compensation transactions. For a discussion of the valuation of the granted ZSUs and stock options, see Notes to Consolidated Financial Statements at Note 12, “Stockholders’ Equity and Other Employee Benefits” in our 2018 Annual Report. These amounts do not reflect whether the named executive officer has actually realized or will realize a financial benefit from the awards upon the vesting of the granted ZSUs and stock options, the exercise of the granted stock options or the sale of the shares underlying the granted ZSUs and stock options.

(3)

Represents time-based stock options/ZSUs that vest as follows: 25% of the stock options/ZSUs vest on April 15, 2019, with an additional 6.25% of the stock options/ZSUs vesting quarterly thereafter until fully vested, subject to continued service to Zynga through each vesting date.

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Outstanding Equity Awards

The following table presents information regarding outstanding equity awards held by our named executive officers as of December 31, 2018. Dollar amounts, except exercise prices, are rounded to the nearest whole dollar.

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)		Number of Securities Underlying Unexercised Options Unexercisable (#)		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(1)
Frank Gibeau	2,750,000	(2)	2,250,000	(2)	$2.28	3/3/2026	—		$-
	0	(3)	2,492,367	(3)	$3.48	3/28/2028	—		$-
	—		—		$-	—	3,644,367	(2)	$14,322,362
	—		—		$-	—	1,094,191	(3)	$4,300,171
Gerard Griffin	2,000,000	(4)	3,000,000	(4)	$2.85	10/14/2026	—		$-
	0	(3)	1,090,410	(3)	$3.48	3/28/2028	—		$-
	—		—		$-	—	900,000	(4)	$3,537,000
	—		—		$-	—	478,708	(3)	$1,881,322
Matthew S. Bromberg	2,116,000	(5)	2,750,000	(5)	$2.71	8/15/2026	—		$-
	0	(3)	1,090,410	(3)	$3.48	3/28/2028	—		$-
	—		—		$-	—	1,375,000	(5)	$5,403,750
	—		—		$-	—	478,708	(3)	$1,881,322
Bernard Kim	2,500,000	(6)	2,500,000	(6)	$2.64	6/15/2026	—		$-
	0	(3)	1,090,410	(3)	$3.48	3/28/2028	—		$-
	—		—		$-	—	1,250,000	(6)	$4,912,500
	—		—		$-	—	478,708	(3)	$1,881,322
Phuong Y. Phillips	62,500	(7)	187,500	(7)	$3.83	10/14/2027	—		$-
	0	(3)	233,659	(3)	$3.48	3/28/2028	—		$-
	—		—		$-	—	562,500	(7)	$2,210,625
	—		—		$-	—	102,580	(3)	$403,139

(1)

Represents the market value of the shares underlying the granted ZSUs as of December 31, 2018, based on the closing price of our Class A common stock, as reported on the NASDAQ Global Select Market, of $3.93 per share on December 31, 2018 (the last trading day of 2018).

(2)

Represents time-based stock options/ZSUs that vest as follows: 5% of the stock options/ZSUs vested on June 15, 2016, with an additional 5% of the stock options/ZSUs vesting quarterly thereafter until fully vested, subject to continued service to Zynga through each vesting date.

(3)

Represents time-based stock options/ZSUs that vest as follows: 25% of the stock options/ZSUs vested on April 15, 2019, with an additional 6.25% of the stock options/ZSUs vesting quarterly thereafter until fully vested, subject to continued service to Zynga through each vesting date.

(4)

Represents time-based stock options/ZSUs that vest as follows: 20% of the stock options/ZSUs vest on October 15, 2018, with an additional 5% of the stock options/ZSUs vesting quarterly thereafter until fully vested, subject to continued service to Zynga through each vesting date.

(5)

Represents time-based stock options/ZSUs that vest as follows: 20% of the stock options/ZSUs vest on August 15, 2018, with an additional 5% of the stock options/ZSUs vesting quarterly thereafter until fully vested, subject to continued service to Zynga through each vesting date.

(6)

Represents time-based stock options/ZSUs that vest as follows: 20% of the stock options/ZSUs vest on June 15, 2018, with an additional 5% of the stock options/ZSUs vesting quarterly thereafter until fully vested, subject to continued service to Zynga through each vesting date.

(7)

Represents time-based stock options/ZSUs that vest as follows: 25% of the stock options/ZSUs vest on October 15, 2018, with an additional 6.25% of the stock options/ZSUs vesting quarterly thereafter until fully vested, subject to continued service to Zynga through each vesting date.

Stock Option Exercises and Stock Vested

The following table shows information regarding stock options that were exercised and ZSUs that vested with respect to our named executive officers during 2018. All dollar amounts are rounded to the nearest whole dollar amount.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Frank Gibeau	—	$—	1,619,719	$6,446,482
Gerard Griffin	—	$—	300,000	$1,205,250
Matthew S. Bromberg	134,000	$160,255	500,000	$1,863,750
Bernard Kim	—	$—	500,000	$1,990,000
Phuong Y. Phillips	—	$—	187,500	$798,750

(1)

The value realized equals the difference between the fair market value of the Class A common stock underlying the options on the exercise date and the exercise price of the underlying options multiplied by the number of options exercised.

(2)	The value realized equals the fair market value of the Class A common stock underlying the ZSUs on the vesting date multiplied by the number of ZSUs that vested.

Pension Benefits

We do not have any defined benefit pension plans for our executive officers. Certain jurisdictions in which we have operations require that we make pension contributions to our employees.

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Non-Qualified Deferred Compensation

We do not offer any non-qualified deferred compensation plans for our executive officers.

Potential Payments Upon Termination or Change in Control

Non-Change in Control

Pursuant to the offer letters entered into with our named executive officers, (i) if Zynga terminates such named executive officer’s employment without cause, (ii) if such named executive officer resigns in a constructive termination, or (iii) in the case of Mr. Gibeau, his employment ceases due to his death or disability (each as described in the applicable offer letter), subject to such named executive officer’s execution and non-revocation of a release of claims against Zynga and such named executive officer’s continued compliance with certain restrictive covenants, Zynga will pay such named executive officer the following severance benefits:

(x)

a separation payment equal to one times (1.0x) such named executive officer’s annual salary plus such named executive officer’s target bonus for the year in which the termination occurred, with such bonus pro-rated for the number of days such named executive officer worked for Zynga in such year (paid in a lump sum),

(y)	accelerated vesting of such named executive officer’s time-based equity awards that would have vested in the one year period following such termination, and
(z)	in the event of a termination without cause or resignation in a constructive termination, COBRA premiums for up to 12 months following termination.

If the severance payments constitute an “excess parachute payment” within the meaning of Section 280G of the IRC, Zynga is not required to provide reimbursement for any excise taxes imposed.

The following table sets forth estimates of the benefits that our named executive officers would have received in the event of a termination without cause or a resignation in a constructive termination or a termination due to death or disability, in each case not in connection with a change in control (assuming the termination occurred on December 31, 2018).

	Termination in connection with Death or Disability			Qualifying Termination
Name	Cash Severance ($)	Equity Acceleration ($)(1)	Total ($)	Cash Severance ($)	Continued Benefits ($)(2)	Equity Acceleration ($)(1)	Total ($)
Frank Gibeau	$2,000,000	$10,048,636	$12,048,636	$2,000,000	$24,634	$10,048,636	$12,073,270
Gerard Griffin	$—	$—	$—	$1,000,000	$24,634	$3,148,500	$4,173,135
Matthew S. Bromberg	$—	$—	$—	$1,000,000	$24,634	$4,074,500	$5,099,135
Bernard Kim	$—	$—	$—	$1,000,000	$24,634	$4,144,500	$5,169,135
Phuong Y. Phillips	$—	$—	$—	$640,000	$24,634	$933,730	$1,598,364

(1)

Represents (i) for accelerated ZSUs, the market value of the shares underlying the accelerated ZSUs as of December 31, 2018, based on the closing price of our Class A common stock, as reported on the NASDAQ Global Select Market, of $3.93 per share on December 31, 2018 and (ii) for accelerated stock options, the positive spread, if any, between the closing price of our Class A common stock, as reported on the NASDAQ Global Select Market, of $3.93 per share on December 31, 2018 and the applicable stock option exercise price. These amounts do not reflect whether the named executive officer has actually realized or will realize a financial benefit from the awards upon the vesting of the granted ZSUs and stock options, the exercise of the granted stock options or the sale of the shares underlying the granted ZSUs and stock options.

(2)	Assumes that the named executive officer elected to receive COBRA premiums for him or herself and dependents for the applicable post-termination period.

Change in Control

In August 2018, in connection with the regular review of the Company’s compensation governance practices by our Compensation Committee, we amended our Zynga Inc. Change in Control Severance Benefit Plan (the “Change in Control Plan”) to remove single trigger vesting, provided that all severance payments and benefits under the Change in Control Plan will be payable only upon a qualifying termination of employment in connection with a change in control (as defined in the Change in Control Plan), and made certain other modifications. Other than with respect to Mr. Gibeau, our Chief Executive Officer, each of our executive officers is a participant in our Change in Control Plan.

Upon a change in control, each then-current participant who suffers a qualifying termination (meaning any termination by Zynga other than for cause or any voluntary termination with good reason, in each case as defined in the Change in Control Plan) within 3 months before or 18 months after a change in control will receive, in exchange for a release of claims:

(x)	a separation payment equal to one times (1.0x) such named executive officer’s annual salary plus such named executive officer’s target bonus for the year in which the termination occurred,
(y)	accelerated vesting of any unvested time-based equity awards, and
(z)	COBRA premiums for up to 12 months following termination.

The Change in Control Plan is designed to provide an internally consistent and equitable standard of accelerated vesting benefits, triggers, and conditions for our more senior level employees. We believe that a pre-existing plan like the Change in Control Plan will allow our executive officers to focus on continuing normal business operations and the success of a potential business combination that may not be in their personal best interests, and to maintain a balanced perspective in making overall business decisions during a potentially uncertain period. We believe the size and terms of the benefits provide an appropriate balance between the costs and benefits to stockholders. We also believe these benefits are consistent with the benefits offered by companies with whom we compete for talent, and so allow us to recruit and retain key executive talent.

Pursuant to Mr. Gibeau’s offer letter, upon a change in control, 25% of Mr. Gibeau’s unvested time-based equity awards will accelerate and vest in full; in the event of a change in control where the successor corporation does not assume Mr. Gibeau’s time-based equity awards or substitute Mr. Gibeau’s time-based equity awards for substantially similar awards with the same or a more favorable vesting schedule (“Replacement Equity”), then all of Mr. Gibeau’s time-based equity awards will accelerate and vest in full. Additionally, (i) if Zynga terminates Mr. Gibeau’s employment without cause or

Zynga	2019 Proxy Statement	33

(ii) if Mr. Gibeau resigns in a constructive termination (each as described in Mr. Gibeau’s respective offer letter), in either case during the 30-day period immediately preceding a change in control or the 18-month period following a change in control, subject to Mr. Gibeau’s execution and non-revocation of a release of claims against Zynga and his continued compliance with certain restrictive covenants, Zynga will pay Mr. Gibeau the following severance benefits: (w) a separation payment equal to two times the sum of Mr. Gibeau’s annual base salary and his target bonus for the year in which the termination occurred (paid in a lump sum), (x) a separation payment equal to Mr. Gibeau’s target bonus for the year in which the termination occurred, with such bonus pro-rated for the number of days Mr. Gibeau worked for Zynga in such year (paid in a lump sum), (y) accelerated vesting of all of Mr. Gibeau’s unvested time-based equity awards, and (z) COBRA premiums for up to 18 months following termination. If the severance payments constitute an “excess parachute payment” within the meaning of Section 280G of the IRC, Zynga is not required to provide reimbursement for any excise taxes imposed.

The following table sets forth estimates of the benefits that Mr. Gibeau would have received in the event of a change of control (assuming the change in control occurred on December 31, 2018).

	With Replacement Equity	Without Replacement Equity
Name	Equity Acceleration ($)(1)	Equity Acceleration ($)(1)
Frank Gibeau	$10,048,636	$23,456,598

(1)

Represents (i) for accelerated ZSUs, the market value of the shares underlying the accelerated ZSUs as of December 31, 2018, based on the closing price of our Class A common stock, as reported on the NASDAQ Global Select Market, of $3.93 per share on December 31, 2018 and (ii) for accelerated stock options, the positive spread, if any, between the closing price of our Class A common stock, as reported on the NASDAQ Global Select Market, of $3.93 per share on December 31, 2018 and the applicable stock option exercise price. These amounts do not reflect whether the named executive officer has actually realized or will realize a financial benefit from the awards upon the vesting of the granted ZSUs and stock options, the exercise of the granted stock options or the sale of the shares underlying the granted ZSUs and stock options.

The following table sets forth estimates of the benefits that our named executive officers would have received in the event of a termination without cause or a resignation in a constructive termination in connection with a change of control (assuming the change in control and the termination occurred on December 31, 2018).

Name	Cash Severance ($)	Continued Benefits ($)(1)	Equity Acceleration ($)(2)	Total ($)
Frank Gibeau	$5,000,000	$36,951	$23,456,598	$28,493,549
Gerard Griffin(3)	$1,000,000	$24,634	$9,149,007	$10,173,641
Matthew S. Bromberg(3)	$1,000,000	$24,634	$11,130,757	$12,155,391
Bernard Kim(3)	$1,000,000	$24,634	$10,509,507	$11,534,141
Phuong Y. Phillips(3)	$640,000	$24,634	$2,737,661	$3,402,295

(1)	Assumes that the named executive officer elected to receive COBRA premiums for him or herself and dependents for the full applicable post-termination period.
(2)

Represents (i) for accelerated ZSUs, the market value of the shares underlying the accelerated ZSUs as of December 31, 2018 (the last trading day of 2018), based on the closing price of our Class A common stock, as reported on the NASDAQ Global Select Market, of $3.93 per share on December 31, 2018 (the last trading day of 2018) and (ii) for accelerated stock options, the positive spread, if any, between the closing price of our Class A common stock, as reported on the NASDAQ Global Select Market, of $3.93 per share on December 31, 2018 (the last trading day of 2018) and the applicable stock option exercise price. These amounts do not reflect whether the named executive officer has actually realized or will realize a financial benefit from the awards upon the vesting of the granted ZSUs and stock options, the exercise of the granted stock options or the sale of the shares underlying the ZSUs.

(3)

Pursuant to the named executive officer’s offer letter, if the severance benefits that such named executive officer would receive with respect to a termination other than in connection with a change in control (as described under the heading “Executive Compensation Tables—Potential Payments upon Termination or Change in Control—Non-Change in Control”) are greater than the severance benefits such named executive officer would receive under the Change in Control Plan, then such named executive officer will receive the non-change in control severance benefits in lieu of any benefits otherwise payable to such named executive officer under the Change in Control Plan. This table shows the benefits payable to the named executive officer under the Change in Control Plan as such benefits are greater than the benefits payable to the named executive officer under the named executive officer’s offer letter if the change in control and the termination occurred on December 31, 2018.

Pay Ratio Disclosure

As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(u) of Regulation S‑K, we are providing the following information about the relationship of the annual total compensation of our employees and the annual total compensation of Frank Gibeau, our CEO:

For fiscal year 2018, our last completed fiscal year:

•	the median of the annual total compensation of all employees of our company (other than our CEO), was $102,680; and
•	the annual total compensation of our CEO, as reported in the Summary Compensation Table presented elsewhere in this proxy statement, was $9,903,703.

Based on this information, for fiscal year 2018, the ratio of the annual total compensation of Mr. Gibeau, our CEO, to the median of the annual total compensation of employees was 96 to 1. This pay ratio is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K.

To identify the median of the annual total compensation of all our employees, as well as to determine the annual total compensation of the “median employee,” the methodology and the material assumptions, adjustments, and estimates that we used were as follows:

•	We selected October 1, 2018, (which is a date within the last 3 months of our last completed fiscal year), as the date upon which we would identify the median employee.
•

As of October 1, 2018, our employee population consisted of 1,732 individuals (other than our CEO), including employees in the United States, Canada, Finland, Ireland, Turkey, the United Kingdom, and India. All 1,732 of these employees were included when identifying our “median employee”.

•	To identify the “median employee” from our employee population we used payroll and equity plan records for all active employees as of October 1, 2018 (the “compensation measure”).
Zynga	2019 Proxy Statement	34

o

The compensation measure included the following: (i) the individual’s annual base salary for 2018, as in effect on October 1, 2018, (ii) if the individual was a participant in our corporate bonus plan, the individual’s target bonus percentage for 2018 (assuming payout at 100% of target), and (iii) the value of the individual’s stock that vested from January 1, 2018 through December 31, 2018.

o

Certain employees (including our advertising and direct sales teams) do not participate in our corporate bonus plan and do not have an individual target bonus percentage. For these individuals, we calculated their bonus amount based on actual bonuses paid for the first three quarters of 2018 and used ad sales projections as of October 1, 2018, to estimate their fourth quarter bonus payment.

o	For temporary employees, we used actual base salary, plus any bonus or stock paid.
•	Amounts paid in foreign currency were converted into United States dollars using exchange rates in effect in our payroll system as of October 1, 2018.
•

With respect to the annual total compensation of the “median employee,” we identified and calculated the elements of such employee’s compensation for fiscal year 2018 in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K (with amounts paid in foreign currency converted into United States dollars using exchange rates in effect in our payroll system as of December 31, 2018), resulting in annual total compensation of $102,680.

•	With respect to the annual total compensation for the CEO, we used the amount reported in the “Total” column of our 2018 Summary Compensation Table.

Equity Compensation Plan Information

The following table provides certain information, as of December 31, 2018, with respect to all of Zynga’s equity compensation plans in effect as of December 31, 2018 (which consist of the 2007 Equity Incentive Plan, the 2011 Equity Incentive Plan, and the 2011 Employee Stock Purchase Plan). No warrants are outstanding under any of the foregoing plans. All of our equity compensation plans that were in effect as of December 31, 2018 were adopted with the approval of Zynga’s security holders.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)(1)	Number of securities remaining available for issuance under equity compensation plans (c)(2)
Equity compensation plans approved by security holders	87,733,624	$2.349059	257,330,118	(3)
Equity compensation plans not approved by security holders	—	$-	—
TOTAL	87,733,624	$2.349059	257,330,118	(3)

(1)

The calculation of the weighted-average exercise price of the outstanding stock options and rights excludes the shares of common stock included in column (a) that are issuable upon the vesting of then-outstanding ZSUs because ZSUs have no exercise price.

(2)	Excludes securities reflected in column (a).
(3)

Includes 132,531,918 and 124,798,200 shares of Class A common stock available for issuance under the 2011 Equity Incentive Plan and the 2011 Employee Stock Purchase Plan, respectively. There are no further shares available for issuance under the 2007 Equity Incentive Plan.

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Proposal 3 — Ratification of Selection of Independent Registered Public Accounting Firm

THE BOARD RECOMMENDS A VOTE FOR THE RATIFICATION OF THE SELECTION OF ERNST & YOUNG AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2019

The Audit Committee of the Board has selected Ernst & Young as Zynga’s independent registered public accounting firm for 2019 and has further directed that management submit the selection of independent registered public accounting firm for ratification by the stockholders at the Annual Meeting. Ernst & Young has served as Zynga’s independent registered public accounting firm since 2009. In making its selection, the Audit Committee annually reviews Ernst & Young’s independence, periodically considers whether to rotate the independent registered public accounting firm, and considers the advisability and potential impact of selecting a different independent registered accounting firm. Additionally, the Audit Committee monitors the rotation of the partners assigned to our audit engagement team in accordance with applicable laws and rules. Representatives of Ernst & Young are expected to be present at the Annual Meeting. They will have an opportunity to make a statement if they so desire and are expected to be available to respond to appropriate questions.

Neither our bylaws nor other governing documents or law require stockholder ratification of the selection of Ernst & Young as Zynga’s independent registered public accounting firm. However, the Audit Committee is submitting the selection of Ernst & Young to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee in its sole discretion may direct the appointment of different independent auditors at any time during the year if they determine that such a change would be in the best interests of Zynga and its stockholders.

Principal Accountant Fees and Services

The following table represents aggregate fees (in thousands) billed to Zynga for 2018 and 2017, by Ernst & Young, Zynga’s principal accountant. All fees described were pre-approved by the Audit Committee.

Type of Fees	2018	2017
Audit Fees(1)	$3,444	$3,230
Audit-related Fees	$—	$—
Tax Compliance Fees(2)	$590	$460
Tax Advisory Fees(3)	$561	$407
All Other Fees	$7	$2
Total Fees	$4,602	$4,099

(1)

Includes the aggregate fees related to the audits of our annual consolidated financial statements and effectiveness of internal controls over financial reporting, the reviews of our interim financial statements and services rendered in connection with the filing of our registration statement on Form S-8, and fees related to accounting consultation and statutory audit services for certain of our foreign subsidiaries.

(2)	Includes preparation and review of various tax filings.
(3)	Includes advising on international tax structure and various other tax issues.

In connection with the audit of the financial statements for 2018, Zynga entered into an engagement agreement with Ernst & Young which sets forth the terms by which Ernst & Young will perform audit services for Zynga. That agreement is subject to alternative dispute resolution procedures.

Pre-Approval Policies and Procedures

The Audit Committee has adopted a policy and procedures for the pre-approval of audit and non-audit services rendered by Zynga’s independent registered public accounting firm, Ernst & Young. Pre-approval may also be given as part of the Audit Committee’s approval of the scope of the engagement of the independent auditor or on an individual, explicit, case-by-case basis before the independent auditor is engaged to provide each service. The pre-approval of services may be delegated to one or more of the Audit Committee’s members, but the decision must be reported to the full Audit Committee at its next scheduled meeting.

The Audit Committee has determined that the rendering of the services other than audit services by Ernst & Young is compatible with maintaining the principal accountant’s independence.

Report of the Audit Committee

The Audit Committee represents and assists the Board of Directors in overseeing the financial reporting process and the integrity of the Company’s financial statements. The Audit Committee is responsible for the appointment, compensation and retention of the independent accountants, pre-approving the services they will perform,

The Audit Committee of the Board of Directors is comprised of three non-employee directors. At the time of approval of this report, the members of the Audit Committee are Louis J. Lavigne, Jr., as Chair, Carol G. Mills, and Ellen F. Siminoff. The Board of Directors has determined that each Audit Committee member is an independent director and meets the requirements and financial literacy standards of the NASDAQ listing standards. The Audit Committee operates under a written charter, most recently amended in December 2017. Among its other functions, the Audit Committee has direct responsibility for the appointment, compensation, retention and oversight of the work of the Company’s independent registered public accounting firm (“independent auditors”), selecting the lead engagement partner (which most recently occurred in 2018), and for reviewing the performance of the independent auditors and the Company’s internal audit function.

Management has the responsibility of preparing the Company’s financial statements and periodic reports, and it is the responsibility of the independent auditors to audit those financial statements. The Audit Committee’s responsibility is to monitor and oversee these processes.

The Audit Committee has reviewed and discussed the audited financial statements for the fiscal year ended December 31, 2018 with management of the Company and the independent auditors, Ernst & Young. The Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed by AS 1301 (formerly AS No. 16) as adopted by the Public Company Accounting Oversight Board (“PCAOB”). The Audit Committee has also discussed with the independent auditors the overall scope and plans for their annual audit and reviewed the results of that audit with management and the independent auditors.

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The Audit Committee has also received the written disclosures and the letter from the independent auditors required by applicable requirements of the PCAOB regarding the independent auditors’ communications with the Audit Committee concerning independence. The Audit Committee discussed with the independent auditors their independence and considered whether the non-audit services provided by the independent auditors are compatible with maintaining their independence.

In determining whether to recommend that the stockholders ratify the selection of Ernst & Young as Zynga’s independent auditors for 2019, management and the Audit Committee engaged in a review of Ernst & Young. In that review, the Audit Committee considered the continued independence of Ernst & Young, its industry knowledge and reputation, the quality of the audit and its services, its knowledge of the Company, its global presence relative to the Company’s business, the length of its tenure as the Company’s independent auditors and the benefits of such tenure, and PCAOB inspection reports. Based on this review, the Audit Committee concluded that Ernst & Young is independent and that it is in the best interest of the Company and its investors to appoint Ernst & Young to serve as the Company’s independent auditors for 2019.

The Audit Committee has discussed with the independent auditors, with and without management present, their evaluations of the Company’s internal accounting controls and the overall quality of the Company’s financial reporting.

Based on the Audit Committee’s discussions with management and the independent auditors, and the Audit Committee’s review of the Company’s audited financial statements, representation of management and the report of the independent auditors to the Audit Committee, the Audit Committee recommended that the Board of Directors include the audited financial statements in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018 filed with the SEC. Submitted by:

The Audit Committee of the Board
Louis J. Lavigne, Jr. (Chair)
Carol G. Mills
Ellen F. Siminoff

The information contained in the Report of the Audit Committee shall not be deemed to be “soliciting material” or “filed” or incorporated by reference in future filings with the SEC, or subject to the liabilities of Section 18 of the Exchange Act, except to the extent that it is specifically incorporated by reference into a document filed under the Securities Act of 1933 or the Exchange Act.

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Other Business for Consideration

The Board does not presently intend to bring any other business before the Annual Meeting, and, so far as is known to it, no other business is to be brought before the Annual Meeting except as specified in Notice. As to any business that may properly come before the Annual Meeting, however, it is the intention of each person named as a proxy holder in the proxy card to vote on those matters in accordance with his best judgment.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth certain information regarding the beneficial ownership of Zynga’s common stock as of February 28, 2019 (except as otherwise noted below) by: (i) each of our directors and any nominee for director; (ii) each of our named executive officers; (iii) all of our executive officers and directors as a group; and (iv) all those known by us to be beneficial owners of more than five percent of our Class A common stock.

Except as specified in the following sentence, beneficial ownership is determined according to the rules of the SEC and generally means that (i) shares subject to stock options currently exercisable or exercisable within 60 days of February 28, 2019 and (ii) ZSUs vesting within 60 days of February 28, 2019 deemed to be outstanding for computing the percentage ownership of the stockholder holding those stock options and ZSUs but not for any other stockholder.

Unless otherwise indicated, the address of each beneficial owner listed in the table below is c/o Zynga Inc., 699 8th Street, San Francisco, CA 94103.

	Shares Beneficially Owned(1)
Name of Beneficial Owner	Class A Shares	Ownership
>5% Stockholders:
Mark Pincus (2)	69,294,236	7.4%
The Vanguard Group (3)	67,245,953	7.2%
Blackrock, Inc. (4)	66,589,783	7.2%
Artisan Partners Limited Partnership (5)	49,674,929	5.4%
Named Executive Officers and Directors:
Frank Gibeau (6)	6,706,392	*
Gerard Griffin (7)	3,350,031	*
Matthew S. Bromberg (8)	3,229,141	*
Bernard Kim (9)	3,821,870	*
Phuong Y. Phillips (10)	351,364	*
Dr. Regina E. Dugan (11)	389,033	*
William “Bing” Gordon (12)	1,074,104	*
Louis J. Lavigne, Jr. (13)	281,661	*
Carol G. Mills (14)	153,968	*
Janice M. Roberts (15)	153,968	*
Ellen F. Siminoff (16)	323,668	*
All executive officers and directors as a group	89,400,246	9.4%

(*)	Represents beneficial ownership of less than one percent of the applicable class of outstanding common stock.
(1)

This table is based upon information supplied by our named executive officers, directors, and principal stockholders and Schedules 13D and Schedules 13G, if any, filed with the SEC. Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, Zynga believes that each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned. Applicable ownership percentages are based on 927,839,364 shares of our Class A common stock outstanding as of February 28, 2019, adjusted as required by rules promulgated by the SEC.

(2)

Consists of (i) 35,114,865 shares of Class A common stock held directly by Mr. Pincus; (ii) 27,765,634 shares of Class A common stock held directly by Ogden Enterprises LLC, of which Mr. Pincus serves as manager; (iii) 6,400,000 shares of Class A common stock issuable upon exercise of stock options that are vested and exercisable within 60 days of February 28, 2019, and (iii) 13,737 shares of Class A common stock issuable to Mr. Pincus upon vesting of ZSUs within 60 days of February 28, 2019.

(3)

Based on a Schedule 13G amendment filed with the SEC on February 11, 2019 by The Vanguard Group (“Vanguard”). In such Schedule 13G amendment, Vanguard indicates it is the beneficial owner of 67,245,953 shares of Class A common stock, has sole voting power over 389,697 shares of Class A common stock, has shared voting power over 98,611 shares of Class A common stock, has sole dispositive power over 66,853,667 shares of Class A common stock, and has shared dispositive power over 392,286 shares of Class A common stock. In such Schedule 13G amendment, Vanguard lists its address as 100 Vanguard Blvd., Malvern, PA 19355.

(4)

Based on a Schedule 13G filed with the SEC on February 8, 2019 by Blackrock, Inc. (“Blackrock”). In such Schedule 13G, Blackrock indicates it is the beneficial owner of 66,589,783 shares of Class A common stock, has sole voting power over 63,473,884 shares of Class A common stock, and has sole dispositive power over 66,589,783 shares of Class A common stock. In such Schedule 13G, Blackrock lists its address as 55 East 52nd Street, New York, NY 10055.

(5)

Based on a Schedule 13G filed with the SEC on February 7, 2019 by Artisan Partners Limited Partnership (“APLP”). In such Schedule 13G, APLP indicates it is the beneficial owner of 49,674,929 shares of Class A common stock, has shared voting power over 44,570,136 shares of Class A common stock, and has shared dispositive power over 49,674,929 shares of Class A common stock. In such Schedule 13G, APLP notes that it is an investment adviser registered under section 203 the Investment Company Act of 1940, the shares reported have been acquired on behalf of discretionary clients of APLP, people other than APLP are entitled to receive all dividends from, and proceeds from the sale of, the shares, and none of those persons to the knowledge of APLP, Artisan Partners Holdings LP, Artisan Partners Asset Management Inc., or Artisan Investments GP LLC has an economic interest in more than 5% of the class. In such Schedule 13G, APLP lists its address as 875 East Wisconsin Avenue, Suite 800, Milwaukee, WI 53202.

(6)

Consists of (i) 2,404,825 shares of Class A common stock; (ii) 3,623,091 shares of Class A common stock issuable upon exercise of stock options that are vested and exercisable within 60 days of February 28, 2019, and (iii) 678,476 shares of Class A common stock issuable upon vesting of ZSUs within 60 days of February 28, 2019.

(7)

Consists of (i) 382,752 shares of Class A common stock; (ii) 2,772,602 shares of Class A common stock issuable upon exercise of stock options that are vested and exercisable within 60 days of February 28, 2019, and (iii) 194,677 shares of Class A common stock issuable upon vesting of ZSUs within 60 days of February 28, 2019.

(8)

Consists of (i) 537,862 shares of Class A common stock; (ii) 2,571,602 shares of Class A common stock issuable upon exercise of stock options that are vested and exercisable within 60 days of February 28, 2019, and (iii) 119,677 shares of Class A common stock issuable upon vesting of ZSUs within 60 days of February 28, 2019.

(9)

Consists of (i) 554,591 shares of Class A common stock; (ii) 3,022,602 shares of Class A common stock issuable upon exercise of stock options that are vested and exercisable within 60 days of February 28, 2019, and (iii) 244,677 shares of Class A common stock issuable upon vesting of ZSUs within 60 days of February 28, 2019.

(10)

Consists of (i) 126,679 shares of Class A common stock; (ii) 152,165 shares of Class A common stock issuable upon exercise of stock options that are vested and exercisable within 60 days of February 28, 2019, and (iii) 72,520 shares of Class A common stock issuable upon vesting of ZSUs within 60 days of February 28, 2019.

(11)	Consists of (i) 374,498 shares of Class A common stock; and (ii) 14,535 shares of Class A common stock issuable upon vesting of ZSUs within 60 days of February 28, 2019.
(12)	Consists of (i) 1,035,626 shares of Class A common stock; and (ii) 38,478 shares of Class A common stock issuable upon vesting of ZSUs within 60 days of February 28, 2019.
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(13)	Consists of (i) 267,126 shares of Class A common stock; and (ii) 14,535 shares of Class A common stock issuable upon vesting of ZSUs within 60 days of February 28, 2019.
(14)	Consists of (i) 139,433 shares of Class A common stock; and (ii) 14,535 shares of Class A common stock issuable upon vesting of ZSUs within 60 days of February 28, 2019.
(15)	Consists of (i) 139,433 shares of Class A common stock; and (ii) 14,535 shares of Class A common stock issuable upon vesting of ZSUs within 60 days of February 28, 2019.
(16)

Consists of (i) 102,786 shares of Class A common stock held by the D&E Living Trust, of which Mrs. Siminoff and her spouse serve as co-trustees and retain voting and dispositive power; (ii) 206,347 shares of Class A common stock held directly by Mrs. Siminoff; and (iii) 14,535 shares of Class A common stock issuable to Mrs. Siminoff upon vesting of ZSUs within 60 days of February 28, 2019.

Transactions with Related Persons

Policy and Procedures

We have adopted a written policy regarding transactions between us and our executive officers, directors, nominees for election as a director, beneficial owners of more than 5% of any class of our common stock, and any members of the immediate family of any of the foregoing persons. Any request for us to enter into a transaction with an executive officer, director, nominee for election as a director, beneficial owner of more than 5% of any class of our common stock, or any member of the immediate family of any of the foregoing persons, in which the amount involved exceeds $100,000 and such person would have a direct or indirect interest must first be presented to the Audit Committee for review, consideration, and approval. If the related party is, or is associated with, a member of the Audit Committee, the transaction must be reviewed and approved by another independent body of the Board, such as the Compensation Committee, which Committee also reviews and approves executive officer employment arrangements.

Related Persons Transactions During the Year

During 2018, we entered into the following transactions with related persons or their related entities and paid (or were paid) the following amounts:

•

We entered into a director nomination letter with Mr. Pincus, pursuant to which the Board and the Nominating and Corporate Governance Committee agreed to, subject to the exercise of their fiduciary duties, nominate Mr. Pincus for election as a director at each applicable election of directors; and

•

We entered into a consulting services agreement with Mr. Gordon. The compensation arrangement included in the consulting services agreement is described under the heading “Non-Employee Director Compensation.”

Each of these transactions was approved in accordance with the policy and procedures described above.

Rule 10b5-1 Plans

Certain of our directors and executive officers have adopted written plans, known as Rule 10b5-1 plans, in which they will contract with a broker to buy or sell shares of our common stock on a periodic basis. Under a Rule 10b5-1 plan, a broker executes trades pursuant to parameters established by the director or executive officer when entering into the plan, without further direction from them. The director or executive officer may amend or terminate the plan in specified circumstances. Our directors and executive officers are required to conduct all sale transactions under a Rule 10b5-1 plan.

Additional Information

No Incorporation by Reference

In our filings with the SEC, information is sometimes “incorporated by reference.” This means that we refer you to information previously filed with the SEC that should be considered as part of the particular filing. As provided under SEC regulations, the “Report of the Audit Committee” and the “Report of the Compensation Committee” contained in this proxy statement specifically are not incorporated by reference into any other filings with the SEC and shall not be deemed to be “Soliciting Material.” In addition, this proxy statement includes several website addresses. These website addresses are intended to provide inactive, textual references only. The information on these websites is not part of this proxy statement.

2018 Annual Report

Our 2018 Annual Report has been made available to our stockholders and posted on our corporate website at https://investor.zynga.com/financial-information/annual-reports. Zynga will provide, without charge, a copy of our 2018 Annual Report (including the financial statements and the financial statement schedules but excluding the exhibits thereto) upon the written request of any stockholder of record or beneficial owner of our common stock. Requests for our 2018 Annual Report can be made by writing to:

Investor Relations Department
Zynga Inc.
699 8th Street
San Francisco, CA 94103

Internet Availability of Annual Meeting Materials

Pursuant to rules adopted by the SEC, we have elected to provide access to our proxy materials over the Internet. Accordingly, we are sending the Notice to our stockholders of record. All stockholders will have the ability to access the proxy materials on the website referred to in the Notice or request to receive a printed set of the proxy materials. Instructions on how to access the proxy materials over the Internet or to request a printed copy may be found in the Notice. We encourage stockholders to take advantage of the availability of our proxy materials on the Internet to help reduce the environmental impact of the Annual Meeting.

Stockholders Sharing the Same Address

We have adopted a procedure approved by the SEC called “householding.” Under this procedure, stockholders of record who have the same

Zynga	2019 Proxy Statement	39

address and last name will receive only one copy of our Notice or other proxy materials, unless one or more of these stockholders notifies us that they wish to continue receiving individual copies. This procedure will reduce our printing costs and postage fees. If you are eligible for householding, but you and other stockholders of record with whom you share an address currently receive multiple copies of the Notice or other proxy materials, or if you hold shares in more than one account, and in either case you wish to receive only a single copy of the Notice or other proxy materials for your household, please contact us with your request. Likewise, if you participate in householding and wish to receive a separate copy of the Notice or other proxy materials, or if you do not wish to participate in householding and prefer to receive separate copies in the future, please also contact us with your request.

If you are a beneficial stockholder, and you share an address with other beneficial stockholders, your broker, bank or other institution is permitted to deliver a single copy of the proxy materials and Notice of Internet Availability of Proxy Materials to your address, unless you otherwise request separate copies.

You can contact us at:

Investor Relations Department Zynga Inc. 699 8th Street San Francisco, CA 94103	https://investor.zynga.com/contact-us-form or investors@zynga.com	(855) 449-9642 ext. 2

Zynga	2019 Proxy Statement	40

ZYNGA INC.
Proxy for Annual Meeting of Stockholders on May 7, 2019
Solicited on Behalf of the Board of Directors

The undersigned hereby appoints each of Gerard Griffin and Phuong Phillips, with full power of substitution and power to act alone, as proxies to vote all the shares of Class A common stock which the undersigned would be entitled to vote if personally present and acting at the Annual Meeting of Stockholders of Zynga Inc., to be held on May 7, 2019 at 2:30 p.m., Pacific Time, at its headquarters, located at 699 8th Street, San Francisco, CA 94103, and at any adjournments, postponements or other delays thereof, as follows:

(Continued and to be signed on the reverse side.)

annual meeting of stockholders of zynga inc. may 7, 2019 proxy voting instructions internet-access “www.voteproxy.com” and follow the on-screen instructions or scan the qr code with your smartphone. have your proxy card available when you access the web page. vote online until 11:59 pm et on monday, may 6, 2019. mail sign, date and mail your proxy card in the envelope provided as soon as possible. in person – you may vote your shares in person by attending the annual meeting. information on attending the annual meeting, including directions, may be found at http://investor.zynga.com/events.cfm go green - e-consent makes it easy to go paperless. with e-consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. enroll today via www.astfinancial.com to enjoy online access. company number account number notice of internet availability of proxy material: the notice of meeting of meeting, proxy statement and proxy card available at http://www.astproxyportal.com/ast/17382 please detach along perforate d line and mail in the envelope if you are not voting via the internet.050719 the board of directors recommends a vote “for” proposals 2 and 3. please sign, date and return promptly in the enclosed envelope. please mark your vote in blue or black ink as shown here 1. to elect as directors each of the eight nominees listed in the proxy statement to serve until the next annual meeting. for against abstain 1a. mark pincus 1b. frank gibeau 1c. dr. regina e. dugan 1d. william “bing” gordon 1e. louis j. lavigna, jr. 1f. ellen f. siminoff 1g. carol g. mills janice m. roberts 2. to approve, on an advisory basis, the compensation of zynga’s named executive officers. 3. to ratify the selection of ernst & young llp as the independent registered public accounting firm of zynga for its fiscal year ending december 31, 2019 whether or not direction is made, each of the proxies is authorized to vote in their best judgment on such other business as may properly come before the annual meeting or any postponement or adjournment thereof. this proxy will be voted for the election of each to the nominees for director in proposal 1 and for proposals 2 and 3 unless otherwise indicated for against abstain to change the address on your account, please check box at right and indicate your new address in the address space above. please not that changes to the registered name(s) on the account may not be submitted via this method. signature of stockholder date: signature of stockholder date: note: please sign exactly as you names appear on this proxy. when shares are hold jointly, each holder should sign. when signing as executor, administrator attorney, trustee or guardian, please give full title as such. if the signer is a corporation, please sign full corporate name by duly authorized officer, giving full tittle as such. if signer is a partnership, please sign in partnership name by authorized person.

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